Exhibit 99.17

Fusionsbericht vom 8. Dezember 2014

Merger Report of December 8, 2014

zur Fusion zwischen A-FW International Investments GmbH und Foster Wheeler AG

regarding the Merger between A-FW International Investments GmbH and Foster Wheeler AG

Die Geschäftsführung der A-FW International Investments GmbH mit Sitz in Baar, Schweiz (die Übernehmende Gesellschaft), der Verwaltungsrat der Foster Wheeler AG mit Sitz in Baar, Schweiz (die Übertragende Gesellschaft), der Verwaltungsrat der Amec Foster Wheeler plc mit Sitz in Knutsford, Vereinigtes Königreich und das Management Board von AMEC International Investments B.V. mit Sitz in Arnheim, Niederlande (Amec International, zusammen mit der Übernehmenden Gesellschaft und der Übertragenden Gesellschaft, die Parteien, und jede eine Partei) haben an ihren Konferenzen vom 8. Dezember 2014 im Zusammenhang mit dem Fusionsvertrag zwischen den Parteien vom 8. Dezember 2014 (Fusionsvertrag) den folgenden gemeinsamen Fusionsbericht im Sinne von Art. 14 des Bundesgesetzes über Fusion, Spaltung, Umwandlung und Vermögensübertragung (FusG) genehmigt und verabschiedet.

The management board of A-FW International Investments GmbH, having its registered office in Baar, Switzerland (the Receiving Company), the board of directors of Foster Wheeler AG, having its registered office in Baar, Switzerland (the Transferring Company), the board of directors of Amec Foster Wheeler plc, having its registered office in Knutsford, United Kingdom, and the management board of AMEC International Investments B.V., having its registered office in Arnhem, The Netherlands (Amec International, together with the Receiving Company and the Transferring Company hereinafter collectively referred to as, the Parties, and each, a Party) have, on the occasion of their conferences on December 8, 2014, approved and adopted the following jointly established merger report within the meaning of art. 14 of the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Merger Act) in connection with the merger agreement between the Parties of December 8, 2014 (the Merger Agreement).

Amec Foster Wheeler plc ist eine nach dem Recht von England und Wales gegründete Aktiengesellschaft (public limited company) mit Sitz in Knutsford, Vereinigtes Königreich, deren Aktien an der London Stock Exchange und deren ADS an der New York Stock Exchange kotiert sind. Amec Foster Wheeler plc hält sämtliche ausgegebenen Anteile von Amec International, und Amec International hält sämtliche ausgegebenen Anteile der Übernehmenden Gesellschaft und circa 95.275% der ausstehenden, sich im Publikum befindenden Namenaktien der Übertragenden Gesellschaft.

Amec Foster Wheeler plc is a public limited company incorporated under the laws of England and Wales having its registered office in Knutsford, United Kingdom, whose shares are listed on the London Stock Exchange and whose ADSs are listed on the New York Stock Exchange. Amec Foster Wheeler plc holds all of the issued shares of Amec International, and Amec International holds all of the issued quotas of the Receiving Company and circa 95.275% of the outstanding registered shares of the Transferring Company held by the public.

Zukunftsgerichtete Aussagen | Forward-Looking Statements

Dieser Fusionsbericht enthält verschiedene zukunftsgerichtete Aussagen. Alle Aussagen, mit Ausnahme von Aussagen über historische Fakten, sind zukunftsgerichtete Aussagen oder können als solche angesehen werden. Im Allgemeinen sind zukunftsgerichtete Aussagen an Worten wie “können”, “werden”, “würden”, “sollen”, “erwarten”, “beabsichtigen”, “schätzen”, “vorhersagen”, “voraussehen”, “glauben”, “planen”, “anstreben”, “fortsetzen”, “voraussagen” oder an ähnlichen Ausdrücken erkennbar. Zukunftsgerichtete Aussagen sind keine Garantien einer zukünftigen Performance. Vielmehr basieren sie auf aktuellen Einschätzungen und Annahmen und beinhalten bekannte und unbekannte Risiken, Unsicherheiten und andere Faktoren, von denen viele ausserhalb der Kontrolle der Parteien und von Amec Foster Wheeler plc und schwierig vorherzusagen sind, und aufgrund derer die tatsächlichen Ergebnisse oder Entwicklungen erheblich von in den zukunftsgerichteten Aussagen ausgedrückten oder angedeuteten künftigen Ergebnissen oder Entwicklungen abweichen können.

This Merger Report contains a number of “forward-looking statements”. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Generally, words such as “may”, “will”, “would”, “should”, “expect”, “intend”, “estimate”, “predict”, “anticipate”, “believe”, “plan”, “seek”, “continue”, “forecast” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of the Parties and of Amec Foster Wheeler plc and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied from the forward-looking statements.

Inhaltsverzeichnis | Table of Contents

1.	Fusionsvertrag | Merger Agreement	4
1.1	Fusion, Abfindung, Rechte und Pflichten | Merger, Compensation, Rights and Obligations	4
1.2	Zustimmungen | Approvals	15
1.3	Durchführung der Fusion | Implementation of Merger	17
1.4	Information, Konsultation, Einsichtsrecht | Information, Consultation, Inspection Right	19
1.5	Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug | Articles of Association and Governance of Receiving Company after Completion	19
1.6	Anmeldung an Handelsregisterämter | Filing with Commercial Registers	19
1.7	Allgemeine Bestimmungen | General Provisions	20

2.	Zweck und Folgen der Fusion | Rationale and Consequences of Merger	21
2.1	Zweck der Fusion | Rationale of Merger	21
2.2	Folgen der Fusion | Consequences of Merger	24

3.	Abfindung | Compensation	30

4.	Bewertungen | Valuations	31

5.	Fairness Opinion | Fairness Opinion	33

6.	Keine Kapitalerhöhung der Übernehmenden Gesellschaft | No Capital Increase of Receiving Company	34

7.	Zustimmung Gesellschafterin und Generalversammlung | Approval of Quotaholder and of Shareholders’ Meeting	34

8.	Nachschusspflicht und Andere Pflichten | Obligation to make Supplementary Financial Contributions and Other Obligations	35

9.	Neue Pflichten der Gesellschafter | New Obligations of the Quotaholders and Shareholders	35

10.	Keine behördlichen Bewilligungen | No Governmental Approvals	36

11.	Einsicht in Dokumente | Inspection of Documents	36

12.	Sprache | Language	37

1.                                      Fusionsvertrag | Merger Agreement

Die Parteien haben im Fusionsvertrag Folgendes vereinbart:

In the Merger Agreement, the Parties have agreed as follows:

1.1                               Fusion, Abfindung, Rechte und Pflichten | Merger, Compensation, Rights and Obligations

1.1.1                     Fusion | Merger

Die Übernehmende Gesellschaft und die Übertragende Gesellschaft haben vereinbart, im Sinne von Art. 3 Abs. 1 lit. a FusG zu fusionieren, wobei die Übernehmende Gesellschaft als übernehmende und die Fusion überlebende Gesellschaft die Übertragende Gesellschaft als übertragende und im Rahmen der Fusion untergehende Gesellschaft übernimmt. Sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gehen mit der Rechtswirksamkeit der Fusion, d.h. mit der Eintragung der Fusion in das Handelsregister, kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft über und die Übertragende Gesellschaft wird ohne Liquidation aufgelöst und im Handelsregister gelöscht.

The Receiving Company and the Transferring Company have agreed to merge pursuant to art. 3 para. 1 subpara. a. Merger Act, whereby the Receiving Company, as the absorbing company and the company surviving the merger, will absorb the Transferring Company, as the absorbed company and the company ceasing to exist in connection with the merger. All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective, i.e. with effect from the registration of the merger in the Commercial Register, and the Transferring Company will be dissolved without liquidation and deleted from the Commercial Register.

Die Übernehmende Gesellschaft wird die Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gemäss der dem Fusionsvertrag beigefügten geprüften Fusionsbilanz der Übertragenden Gesellschaft per 30. September 2014, die Aktiven von gesamthaft CHF 2’962’334’658 und Verbindlichkeiten von gesamthaft CHF 814’727’632 und damit einen Aktivenüberschuss von CHF 2’147’607’026 ausweist, zum Buchwert in ihre Bilanz aufnehmen. Im Verhältnis zwischen den Parteien erfolgt die Fusion rückwirkend per 1. Oktober 2014. Die nach dem 30. September 2014 vorgenommenen Handlungen der Übertragenden Gesellschaft gelten als für Rechnung der Übernehmenden Gesellschaft vorgenommen. Die Übernehmende Gesellschaft akzeptiert sämtliche nach dem 30. September 2014 eingetretenen Veränderungen von Aktiven und Verbindlichkeiten gegenüber der Fusionsbilanz.

The assets and liabilities of the Transferring Company are being transferred to the Receiving Company at book value based on the audited merger balance sheet of the Transferring Company as of September 30, 2014, which is attached to the Merger Agreement and which shows assets in the aggregate amount of CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632, and thus an asset surplus of CHF 2,147,607,026. As among the Parties, the merger shall have retroactive effect as of October 1, 2014. All actions of the Transferring Company taken after September 30, 2014, shall be deemed to have been taken for the account of the Receiving Company. The Receiving Company accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after September 30, 2014.

Die Parteien und Amec Foster Wheeler plc haben vereinbart, diesen gemeinsamen Fusionsbericht zu erstellen und zur Einsicht aufzulegen. Sie haben vereinbart, Ernst & Young AG, Zürich, gemeinsam zu beauftragen, die Fusion gemäss Art. 15 FusG zu prüfen. Deren Prüfungsbericht liegt ebenfalls zur Einsicht auf.

The Parties and Amec Foster Wheeler plc have agreed to jointly prepare this merger report and make it available for inspection. They have agreed to jointly engage Ernst & Young AG, Zurich, to examine the merger pursuant to art. 15 Merger Act. Ernst & Young AG’s audit expert report is also available for inspection.

1.1.2                     Abfindung | Compensation

Die Parteien haben vereinbart, dass jedem Aktionär der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, anstelle von Anteilen an der Übernehmenden Gesellschaft eine Abfindung im Sinne von Art. 8 Abs. 2 FusG ausgerichtet wird.

The Parties have agreed that each shareholder of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, shall receive compensation pursuant to art. 8 para. 2 Merger Act in lieu of quotas of the Receiving Company.

Die Abfindung (die Abfindung) besteht pro Namenaktie der Übertragenden Gesellschaft aus (i) entweder (a) 0.8998 Stammaktien (ordinary shares) (in zertifizierter Form) von Amec Foster Wheeler plc mit einem Nennwert von je GBP 0.50 (Kotierung an der London Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler Aktie) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, oder (b) 0.8998 American Depositary Shares (in der Form von Bucheffekten) von Amec Foster Wheeler plc (Kotierung an der New York Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler ADS; wobei jede Amec Foster Wheeler ADS eine (1) Amec Foster Wheeler Aktie repräsentiert) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt (in beiderlei Form, die Aktienabfindung) sowie (ii) USD 16 (die Barabfindung). Der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung wird pro diesem Aktionär zukommende Amec Foster Wheeler Aktie oder Amec Foster Wheeler ADS um denjenigen Betrag erhöht, welcher der von Amec Foster Wheeler plc am 7. August 2014 angekündigten Bardividende von GBP 0.148 (die Bardividende) entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank am 5. Januar 2015 oder, falls die Bardividende an einem anderen Datum ausbezahlt wird, an diesem anderen Datum publizierten Referenzkurse (der Dividendenbetrag).

The compensation (the Compensation) shall consist of (i) either (a) in respect of shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are outside the United States of America, 0.8998 ordinary shares (in certificated form) of Amec Foster Wheeler plc with a nominal value of GBP 0.50 each (listed on the London Stock Exchange, ticker symbol: AMFW) (each, an Amec Foster Wheeler Share) or, (b) in respect of shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are in the United States of America, 0.8998 American Depositary Shares of Amec Foster Wheeler plc (in book entry form) (listed on the New York Stock Exchange, ticker symbol: AMFW) (each an Amec Foster Wheeler ADS; with each Amec Foster Wheeler ADS representing one (1) Amec Foster Wheeler Share) (whether in the form of Amec Foster Wheeler Shares or Amec Foster Wheeler ADSs, the Share Consideration); and (ii) USD 16 (the Cash Consideration) for each registered share of the Transferring Company. The cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by an amount corresponding to the cash dividend of GBP 0.148 announced by Amec Foster Wheeler plc on August 7, 2014 (the Cash Dividend), as converted into USD based on the reference rates published by the European Central Bank on January 5, 2015, or, if the Cash Dividend is paid on another date, on such other date, for each

Amec Foster Wheeler Share or Amec Foster Wheeler ADS such shareholder receives (the Dividend Amount).

Es werden im Rahmen der Aktienabfindung nur ganze Amec Foster Wheeler Aktien oder ganze Amec Foster Wheeler ADS übertragen. Wenn Aktionäre der Übertragenden Gesellschaft aufgrund des Umtauschverhältnisses einen Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS haben, wird dieser Bruchteil in bar abgegolten. Diese Barabgeltung (der Spitzenausgleich) wird basierend auf einem Wert pro Amec Foster Wheeler Aktie oder Amec Foster Wheeler ADS berechnet, der dem Aktienkurs der Amec Foster Wheeler Aktien an der London Stock Exchange bei Handelsschluss am Tag der Eintragung der Fusion in das Handelsregister entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank an diesem Tag publizierten Referenzkurse, und wird in USD zusammen mit der Barabfindung ausbezahlt.

The Share Consideration shall not include any fractions of Amec Foster Wheeler Shares or of Amec Foster Wheeler ADSs. If, based on the exchange ratio, shareholders of the Transferring Company are entitled to a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS, such fraction shall be compensated in cash. Such cash compensation (the Compensation for Fractions) shall be calculated based on a value per Amec Foster Wheeler Share or Amec Foster Wheeler ADS corresponding to the share price of the Amec Foster Wheeler Shares at the London Stock Exchange at the close of trading on the day of registration of the merger in the Commercial Register, converted into USD based on the reference rates published by the European Central Bank on such day, and shall be paid out in USD together with the Cash Consideration.

Amec International hat sich verpflichtet, sämtlichen Aktionären der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, die Abfindung (unter Einschluss des Dividendenbetrags und eines allfälligen Spitzenausgleichs) zu bezahlen, als Entschädigung für das Erlöschen ihrer Namenaktien und der damit zusammenhängenden Rechte der Übertragenden Gesellschaft mit der Wirksamkeit der Fusion. Amec International und die Übertragene Gesellschaft erhalten für die von ihnen gehaltenen Namenaktien der Übertragenden Gesellschaft im Rahmen der Fusion keine Gegenleistung; ihre Namenaktien der Übertragenden Gesellschaft und die damit zusammenhängenden Rechte erlöschen mit der Wirksamkeit der Fusion.

Amec International has undertaken to pay the Compensation (including the Dividend Amount and the Compensation for Fractions, if any) to all shareholders of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, as consideration for the extinction of their registered shares in the Transferring Company and of the rights associated therewith at the time the merger becomes effective. Amec International and the Transferring Company shall not receive any consideration in connection with the merger for the registered shares of the Transferring Company held by them; the registered shares of the Transferring Company held by them and the rights associated therewith will be extinguished at the time the merger becomes effective.

Aufgrund einer vertraglichen Vereinbarung zwischen Amec Foster Wheeler plc und Amec International wird Amec Foster Wheeler plc den berechtigten Aktionären der Übertragenden Gesellschaft die Barabfindung (unter Einschluss des Dividendenbetrags), die Aktienabfindung sowie einen allfälligen Spitzenausgleich auf Rechnung von Amec International ausrichten. Die Aktionäre von Amec Foster Wheeler plc haben die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt, die für die Aktienabfindung benötigt wird und Amec Foster Wheeler plc hat Zugang zu genügend Mitteln, um die Barabfindung (unter Einschluss des Dividendenbetrags) sowie einen allfälligen Spitzenausgleich auszurichten.

Based on a contractual arrangement between Amec Foster Wheeler plc and Amec International, Amec Foster Wheeler plc will pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) and procure the delivery of the Share Consideration to the entitled shareholders of the Transferring Company on behalf of Amec International. The shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration and sufficient funds are available to Amec Foster Wheeler plc to pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any).

1.1.3                     Dividendenberechtigung | Entitlement to Dividends

Die Aktionäre der Übertragenden Gesellschaft sind (i) in Bezug auf die Amec Foster Wheeler Aktien ab dem Datum ihres Eintrags in das Aktionärsregister von Amec Foster Wheeler plc und (ii) in Bezug auf die Amec Foster Wheeler ADS ab dem Datum ihres Eintrags in das Register von ADS Inhabern von Amec Foster Wheeler plc dividendenberechtigt. Als Entschädigung für die Bardividende wird der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht (vgl. Abschnitt 1.1.2).

The shareholders of the Transferring Company are entitled to dividends in relation to: (i) the Amec Foster Wheeler Shares from the date they are registered in the register of shareholders of Amec Foster Wheeler plc; and (ii) the Amec Foster Wheeler ADSs from the date they are registered in the register of ADS holders of Amec Foster Wheeler plc. As a compensation for the Cash Dividend, the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Section 1.1.2).

Die Dividendenberechtigung der Amec Foster Wheeler Aktien und der Amec Foster Wheeler ADS ist im Detail im Abschnitt 1.1.4 beschrieben.

The entitlement to dividends of the Amec Foster Wheeler Shares as well as of the Amec Foster Wheeler ADSs is described in more detail in Section 1.1.4.

1.1.4                     Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten | Other Rights and Obligations Associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

Darüber hinaus vermitteln die Amec Foster Wheeler Aktien und die Amec Foster Wheeler ADS die folgenden Rechte und Pflichten:

Other rights and obligations associated with the Amec Foster Wheeler Shares and the Amec Foster Wheeler ADS are the following:

Beschrieb Pflichten aus Amec Foster Wheeler Aktien | Description of Obligations associated with Amec Foster Wheeler Shares

Die Pflichten von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten (articles of association) von Amec Foster Wheeler plc.

The obligations of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc’s articles of association.

Liberierungspflicht:  Jeder Aktionär hat die Pflicht, den mit seinen Aktien verbundenen Liberierungsbetrag zu bezahlen. Wenn dieser Betrag vollständig bezahlt ist, bestehen keine weiteren Finanzierungspflichten. Der Liberierungsbetrag für die Amec Foster Wheeler Aktien, die als Aktienabfindung auf die Aktionäre der Übertragenden Gesellschaft übertragen werden, wird vollständig einbezahlt sein, und die Inhaber dieser Amec Foster Wheeler Aktien werden keine weiteren Finanzierungspflichten haben.

Funding Obligation:  A shareholder is obliged to pay the amount due on the shares that it has taken up. Once the shares are fully paid up, the shareholders have no further funding obligations. The Amec Foster Wheeler Shares to be transferred to shareholders of the Transferring Company as Share Consideration will be fully paid and the holders of such Amec Foster Wheeler Shares will have no further funding obligations.

Offenlegungspflichten:  Die Offenlegungs- und Transparenzregeln der Financial Conduct Authority handelnd in ihrer Funktion als UK Listing Authority schreiben mit gewissen Ausnahmen vor, dass Aktionäre, die vom Erwerb einer Beteiligung an Amec Foster Wheeler plc von 3 Prozent oder mehr der Amec Foster Wheeler Aktien, mit denen Stimmrechte verbunden sind, Kenntnis erlangen, Amec Foster Wheeler plc innerhalb von zwei Tagen schriftlich über ihren Erwerb benachrichtigen müssen. Nach einem solchen Erwerb müssen Aktionäre Amec Foster Wheeler plc innerhalb von zwei Tagen von jeder Erhöhung oder Reduktion ihrer Beteiligung um 1 Prozent oder mehr und von einer Reduktion der Beteiligung unter den 3 Prozent-Schwellenwert benachrichtigen.

Disclosure Obligations:  The Disclosure and Transparency Rules of the Financial Conduct Authority acting in its capacity as the UK Listing Authority require shareholders, subject to certain exceptions, to notify Amec Foster Wheeler plc in writing within two days of becoming aware that they have acquired an interest in 3 per cent. or more of the shares of Amec Foster Wheeler plc carrying voting rights. Thereafter, shareholders must notify Amec Foster Wheeler plc within two days of any increase or decrease of 1 per cent or more of such shareholder’s holding as well as any decrease that reduces the shareholders’ holding below the 3 per cent. threshold.

Gemäss dem Companies Act 2006 von England und Wales (der Companies Act) kann Amec Foster Wheeler plc auch eine Anfrage an eine Person richten, von der Amec Foster Wheeler plc weiss oder vermutet, dass sie an Amec Foster Wheeler Aktien interessiert ist, mit der Aufforderung zu bestätigen, ob sie eine entsprechende Beteiligung hat und gegebenenfalls der Aufforderung, Informationen über diese Beteiligung oder jede andere Beteiligung an Amec Foster Wheeler plc, von der sie Kenntnis hat, zu liefern.

Pursuant to the Companies Act 2006 of England and Wales (the Companies Act), Amec Foster Wheeler plc may also send a notice to any person whom Amec Foster Wheeler plc knows or believes to be interested in Amec Foster Wheeler plc’s shares, requiring that person to confirm whether he has such an interest and if so provide details of that interest or any other interest in Amec Foster Wheeler plc’s shares of which he is aware.

Beschrieb Rechte aus Amec Foster Wheeler Aktien | Description of Rights associated with Amec Foster Wheeler Shares

Die Rechte von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten von Amec Foster Wheeler plc.

The rights of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc’s articles of association.

Form der Aktien und Übertragungsbeschränkungen:  Amec Foster Wheeler Aktien können in zertifizierter oder unzertifizierter Form gehalten werden. In zertifizierter Form gehaltene Amec Foster Wheeler Aktien sind durch ein Zertifikat und die Inhaberschaft an solchen Amec Foster Wheeler Aktien durch einen Eintrag im Aktionärsregister, das von Amec Foster Wheeler plc geführt wird, ausgewiesen. Jeder Aktionär kann alle oder einen Teil seiner zertifizierten Aktien mittels eines Übertragungsdokuments in üblicher Form oder in einer vom Verwaltungsrat der Amec Foster Wheeler plc genehmigten Form übertragen. Der Verwaltungsrat von Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer zertifizierten Aktie im

Aktionärsregister verweigern, wenn gewisse Voraussetzungen gemäss Amec Foster Wheeler plc’s Statuten oder gemäss Companies Act nicht eingehalten werden. Amec Foster Wheeler Aktien in unzertifizierter Form werden über CREST gehalten, einer im Vereinigten Königreich ansässigen zentralen Effekten-Verwahrungsstelle, die von Euroclear UK & Ireland betrieben wird. Jeder Aktionär kann alle oder einen Teil seiner unzertifizierten Aktien mithilfe eines sog. relevant system gemäss Uncertificated Securities Regulations 2001 und gemäss den Regeln des entsprechenden relevant system übertragen. Der Verwaltungsrat der Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer unzertifizierten Aktie in Übereinstimmung mit den Uncertificated Securities Regulations 2001 verweigern, sowie im Falle von gemeinsam gehaltenen Amec Foster Wheeler Aktien, wenn Amec Foster Wheeler Aktien an mehr als vier gemeinsam haltende Inhaber übertragen werden sollen. Amec Foster Wheeler plc ist damit einverstanden, dass sämtliche Aktionäre der Übertragenden Gesellschaft bezüglich ihrer Amec Foster Wheeler Aktien im Aktionärsregister der Amec Foster Wheeler plc als Aktionäre mit Stimmrecht eingetragen werden.

Form of Shareholding and Transfer Restrictions:  Amec Foster Wheeler Shares may be held in either certificated or uncertificated form. Amec Foster Wheeler Shares held in certificated form are evidenced by a certificate and title is evidenced by an entry in the register of shareholders maintained by Amec Foster Wheeler plc. Any shareholder may transfer all or any part of his or her certificated shares by an instrument of transfer in any usual form or a form approved by the directors. The directors may decline to register any transfer of a certificated share if certain conditions set forth in Amec Foster Wheeler plc’s articles of association and the Companies Act are not met. Amec Foster Wheeler Shares held in uncertificated form are held through CREST, a UK based central securities depositary operated by Euroclear UK & Ireland. Any member may transfer all or any of his or her uncertificated shares by means of a relevant system in the manner provided for in the Uncertificated Securities Regulations 2001 and the rules of the relevant system. Amec Foster Wheeler plc’s directors may decline to register the transfer of an uncertificated share in accordance with the Uncertificated Securities Regulations 2001, and also, in the case of jointly held Amec Foster Wheeler Shares, where the Amec Foster Wheeler Shares are to be transferred to more than four joint holders. Amec Foster Wheeler plc agrees that all shareholders of the Transferring Company will, with regard to their Amec Foster Wheeler Shares, be registered in the share register of Amec Foster Wheeler plc as shareholders with full voting rights.

Stimmrechte:  Die Statuten von Amec Foster Wheeler plc sehen vor, dass Beschlüsse der Generalversammlung mittels Handerheben gefällt werden, ausser es wird (vor oder bei Bekanntgabe des Resultats des Beschlusses durch Handerheben) eine Abstimmung in Übereinstimmung mit den Statuten von Amec Foster Wheeler plc verlangt. Bei einem Beschluss durch Handerheben hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme. Bei einem Beschluss durch Abstimmung hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme für jede von ihm gehaltene Amec Foster Wheeler Aktie. Falls ein Aktionär in Bezug auf die von ihm gehaltene Beteiligung nicht den vollen Liberierungsbetrag bezahlt hat, hat dieser Aktionär in Bezug auf seine Beteiligung kein Stimmrecht, ausser es werde vom Verwaltungsrat von Amec Foster Wheeler plc anders bestimmt. Jeder Aktionär von Amec Foster Wheeler plc mit dem Recht zur Teilnahme und mit Stimmrecht an einer Generalversammlung hat das Recht, einen Vertreter zur Teilnahme, zur Wortmeldung und zur Stimmabgabe an dieser Generalversammlung einzusetzen.

Voting Rights:  Amec Foster Wheeler plc’s articles of association provide that resolutions put to a vote at a shareholders’ meeting will be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded in accordance with Amec Foster Wheeler plc’s articles of association. On a vote conducted by a show of hands, each holder of Amec Foster Wheeler Shares is entitled to one vote and, on a vote conducted by a poll, each holder of

Amec Foster Wheeler Shares is entitled to one vote for each Amec Foster Wheeler Share held by him. If any sum remains unpaid in relation to an Amec Foster Wheeler plc shareholder’s holding, that shareholder is not entitled to vote in relation to that holding unless Amec Foster Wheeler plc’s directors determine otherwise. Any Amec Foster Wheeler plc shareholder who is entitled to attend and vote at a shareholders’ meeting is entitled to appoint a proxy to exercise all or any of his rights to attend, speak and vote at such meeting.

Dividendenberechtigung:  Die Dividendenberechtigung ist in den Statuten von Amec Foster Wheeler plc folgendermassen geregelt: Dividenden, die den vom Verwaltungsrat von Amec Foster Wheeler plc empfohlenen Betrag nicht übersteigen, werden durch ordentlichen Beschluss (ordinary resolution) der Amec Foster Wheeler plc Aktionäre festgelegt. Darüber hinaus kann der Verwaltungsrat von Amec Foster Wheeler plc jederzeit die Bezahlung von Zwischendividenden in jeglicher Höhe beschliessen, falls er zum Schluss kommt, dass die Finanzlage von Amec Foster Wheeler plc diese Zahlungen zulässt. Gemäss Englischem Recht dürfen Dividenden nur aus den für Ausschüttungen zur Verfügung stehenden Gewinnen ausgeschüttet werden. Zusätzlich beschränkt das Englische Recht Ausschüttungen bei Publikumsgesellschaften für den Fall, dass solche Ausschüttungen den Betrag der Nettoaktiven der jeweiligen Gesellschaft unter den Gesamtbetrag des eingeforderten Kapitals und gewisser Reserven mit Ausschüttungssperre reduzieren würde.

Rights to Dividend:  In connection with the entitlement to dividends, the articles of association of Amec Foster Wheeler plc provide for the following: dividends not exceeding an amount recommended by Amec Foster Wheeler plc’s board of directors may be declared by “ordinary resolution” of Amec Foster Wheeler plc’s shareholders. In addition, Amec Foster Wheeler plc’s directors may consider paying interim dividends at any time and of any amounts if they consider that Amec Foster Wheeler plc’s financial position justifies such payments. English law requires dividends to be paid only out of the profits available for distribution and additionally restricts a public company from making a distribution if that would reduce the amount of the net assets of the company below the aggregate amount of its called up share capital and certain undistributable reserves.

Bezugsrechte:  Gemäss Englischem Recht haben Aktionäre ein gesetzliches Bezugsrecht bei der Zuteilung von Beteiligungspapieren. Diese Bezugsrechte können durch speziellen Beschluss (special resolution) der Aktionäre an einer Generalversammlung entzogen werden. Mit an der Generalversammlung von Amec Foster Wheeler plc vom 23. Oktober 2014 gefassten Beschlüssen wurden dem Verwaltungsrat von Amec Foster Wheeler plc eine allgemeine und unbedingte Ermächtigung zur Zuteilung von Beteiligungspapieren, oder zur Gewährung von Zeichnungs- oder Wandelrechten, bis zu einem Nominalbetrag von GBP 59’228’648.50 eingeräumt, davon bis zu einem Nominalbetrag von GBP 8’974’043 für die Zuteilung gegen Barleistung ohne Gewährung von Bezugsrechten. Diese Ermächtigung gilt bis zum früheren der folgenden Zeitpunkte: bis zum Ende der ordentlichen Generalversammlung im Jahre 2015 oder bis zum 1. Juni 2015.

Pre-emptive Rights:  English law provides for statutory pre-emption rights that apply on an allotment of equity securities. Such rights can be disapplied by a special resolution passed by shareholders at a general meeting. Resolutions passed at Amec Foster Wheeler plc’s general meeting on October 23, 2014 provided the directors with a general and unconditional authority to allot equity securities, or grant rights to subscribe for or to convert any security, up to a nominal amount of GBP 59,228,648.50 of which up to GBP 8,974,043 could be allotted for cash other than in connection with a pre-emptive offer. This authority extends until the earlier of the end of the annual general meeting in 2015 or June 1, 2015.

Einberufung und Durchführung von Generalversammlungen:  Unter Englischem Recht kann eine Generalversammlung der Aktionäre durch den Verwaltungsrat von Amec Foster

Wheeler plc jederzeit einberufen werden, wenn es der Verwaltungsrat für angezeigt erachtet. Amec Foster Wheeler plc muss eine ordentliche Generalversammlung jährlich innerhalb von sechs Monaten seit dem Datum, das auf den Abschlussstichtag (d.h. den 31. Dezember) folgt, durchführen.

Convening and Holding of Shareholders’ Meetings:  Under English law, a general meeting of shareholders may be called by Amec Foster Wheeler plc’s board of directors whenever they think fit. Amec Foster Wheeler plc is required to hold an annual general meeting every year within six months of the date following Amec Foster Wheeler plc’s accounting reference date (i.e., December 31).

Aktionäre, die mindestens 5 Prozent des einbezahlten Kapitals von Amec Foster Wheeler plc, mit dem Stimmrechte verbunden sind (unter Ausschluss von einbezahltem Kapital, das als eigene Aktien gehalten wird), halten, können vom Verwaltungsrat die Einberufung einer Generalversammlung von Amec Foster Wheeler plc verlangen. Der Antrag hat in allgemeiner Weise die an der Generalversammlung zu behandelnden Geschäfte zu umschreiben und kann den Wortlaut der an der Generalversammlung zu fassenden Beschlüsse beinhalten.

Shareholders holding at least 5 per cent. of the paid-up capital of Amec Foster Wheeler plc carrying voting rights (excluding any paid-up capital held as treasury shares) may require the directors to call a general meeting of Amec Foster Wheeler plc. The requirement should state the general nature of the business to be dealt with at the general meeting and may include the text of the resolution to be passed at the general meeting.

Gemäss den Statuten von Amec Foster Wheeler plc sind zwei an einer Generalversammlung anwesende oder vertretene Aktionäre mit Stimmrecht für sämtliche Geschäfte beschlussfähig.

According to Amec Foster Wheeler plc’s articles of association, two shareholders present in person or by proxy and entitled to vote at a general meeting shall be a quorum for all purposes.

Generalversammlungsbeschlüsse:  Spezielle Beschlüsse (special resolutions) beziehen sich im Allgemeinen auf wesentliche Veränderungen in Bezug auf eine Gesellschaft, wie zum Beispiel eine Firmenänderung, eine Veränderung der Kapitalstruktur, eine Veränderung oder Ergänzung von Aktionärsrechten, eine Genehmigung zur Ausgabe von neuen Aktien gegen Barleistung ohne Gewährung der Bezugsrechte der Aktionäre oder eine Statutenänderung. Unter Englischem Recht ist für einen speziellen Beschluss (special resolution) die Zustimmung von mindestens 75 Prozent der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die mindestens 75 Prozent der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden). Für einen speziellen Beschluss (special resolution) ist ausserdem erforderlich, dass die Einladung zur Generalversammlung ausdrücklich auf die Absicht zur Vorlage als spezieller Beschluss (special resolution) hinweist.

Resolutions of Shareholders:  “Special resolutions” generally involve proposals for major changes to a company, such as to change the name of the company, alter its capital structure, change or amend the rights of shareholders, permit the company to issue new shares for cash without applying the shareholders’ pre-emptive rights, or amend the company’s articles of association. Under English law, a special resolution means a resolution passed by a majority of not less than 75 per cent. of the shareholders or holders of 75 per cent. of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting. For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special resolution.

Anträge in Bezug auf gewöhnliche Geschäfte, wie z.B. die Wahl von Verwaltungsräten oder die Zahlung von Dividenden, unterstehen im Allgemeinen den Regeln für gewöhnliche Beschlüsse

(ordinary resolutions). Unter Englischem Recht ist für einen gewöhnlichen Beschluss (ordinary resolution) die Zustimmung einer einfachen Mehrheit der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die eine einfache Mehrheit der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden).

Proposals relating to the ordinary course of the company’s business, such as the election of directors or payment of dividends, would generally be the subject of an “ordinary resolution”. Under English law, an ordinary resolution means a resolution that is passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

Anträge für Generalversammlungsbeschlüsse:  Aktionäre, die (i) mindestens 5 Prozent der gesamten Stimmrechte der Aktionäre mit Stimmrecht an einer Generalversammlung, oder (ii) mindestens 100 Aktionäre mit Stimmrecht, von denen jeder im Durchschnitt mindestens GBP 100 einbezahlt hat, vertreten, können von Amec Foster Wheeler plc verlangen, dass Amec Foster Wheeler plc eine Erklärung von höchstens 1’000 Worten zirkuliert, entweder in Bezug auf einen in einem beantragten Beschluss angesprochenen Gegenstand oder in Bezug auf ein anderes Geschäft, der oder das an der entsprechenden Generalversammlung behandelt wird.

Shareholders Resolution Proposals:  Shareholders representing (i) at least 5 per cent. of the total voting rights of all shareholders having a right to vote at the general meeting or (ii) at least 100 shareholders who have paid up an average sum, per shareholder, of at least GBP 100 and have a right to vote at the general meeting may require Amec Foster Wheeler plc to circulate a statement of not more than 1,000 words with respect to a matter referred to in a proposed resolution to be dealt with at that general meeting, or other business to be dealt with at that meeting.

Aktionärsklagen:  Gemäss Companies Act haben Aktionäre eingeschränkte Möglichkeiten, einen derivativen Anspruch im Namen der Gesellschaft zu erheben. Ein solcher Anspruch kann nur erhoben werden, wenn sich der Klagegrund auf tatsächliche oder beabsichtigte Handlungen oder Unterlassungen eines Verwaltungsrats einer Gesellschaft und Fahrlässigkeit, Vorsatz, eine Pflichtverletzung oder Untreue bezieht. Gemäss Companies Act kann ein Aktionär sodann ein Gericht anrufen wenn (i) Angelegenheiten der Gesellschaft derart betrieben wurden oder werden, dass die Interessen aller oder gewisser Aktionäre, einschliesslich diejenigen des klagenden Aktionärs, in ungerechtfertigter Weise beeinträchtigt werden, oder (ii) eine tatsächliche oder beabsichtigte Handlung oder Unterlassung der Gesellschaft (einschliesslich eine Handlung oder Unterlassung in ihrem Namen) derart beeinträchtigend ist oder wäre.

Shareholder Suits:  The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. The Companies Act also permits a shareholder to apply to a court for relief on the grounds that (i) the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or (ii) an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

Einsichtsrechte:  Das Aktionärsregister von Amec Foster Wheeler plc ist zur Einsicht offen (i) kostenlos für die Aktionäre von Amec Foster Wheeler plc, und (ii) gegen Entrichtung einer Gebühr für jedermann. In beiden Fällen können die Dokumente gegen Entrichtung einer Gebühr kopiert werden. Die Aktionäre von Amec Foster Wheeler plc haben sodann das Recht, zu Bürozeiten und gegen Entrichtung einer Gebühr Einsicht zu nehmen in (i) die Protokolle der Generalversammlung, und (ii) die Dienstverträge der Verwaltungsräte von Amec Foster

Wheeler plc. Ferner muss der publizierte Jahresabschluss von Amec Foster Wheeler plc den Aktionären an der Generalversammlung zugänglich gemacht werden, und jeder Aktionär hat Anrecht auf eine Kopie dieses Jahresabschlusses. Die Statuten von Amec Foster Wheeler plc sehen vor, dass kein Aktionär und keine andere Person das Recht haben, Einsicht zu nehmen in irgendwelche Unterlagen, Geschäftsbücher oder Dokumente der Gesellschaft, ausser ein solcher Anspruch ergebe sich aus dem Gesetz, aus einer Verfügung eines zuständigen Gerichts oder aufgrund einer Genehmigung durch den Verwaltungsrat.

Rights of Inspection:  The register of shareholders of Amec Foster Wheeler plc must be open to inspection (i) for free, by its shareholders and (ii) for a fee by any other person. In both cases, the documents may be copied for a fee. The shareholders of Amec Foster Wheeler plc may also inspect, without charge, during business hours and obtain copies of, for a fee, (i) minutes of general meetings of the shareholders, and (ii) service contracts of Amec Foster Wheeler plc’s directors. In addition, the published annual accounts of Amec Foster Wheeler plc are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. Amec Foster Wheeler plc’s articles of association provide that no member of Amec Foster Wheeler plc or other person shall have any right to inspect any account or book or document of the company except as conferred by statute or ordered by a court of competent jurisdiction or authorised by the directors.

Weiterführende Informationen zu den mit den Amec Foster Wheeler Aktien verbundenen Rechten und Pflichten finden sich im Proxy Statement (wie unten definiert), im Abschnitt mit dem Titel “Comparison of Shareholders’ Rights”.

For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler Shares, please refer to the section entitled “Comparison of Shareholders’ Rights” in the Proxy Statement (as defined below).

American Depositary Shares (ADS) | American Depositary Shares (ADSs)

Deutsche Bank Trust Company Americas, welche als Verwahrungsstelle (depositary) für die Amec Foster Wheeler ADS fungiert (die Verwahrungsstelle), wird die Amec Foster Wheeler ADS registrieren und ausliefern. Jede Amec Foster Wheeler ADS wird das Eigentum bzw. die Rechtsinhaberschaft an einer Amec Foster Wheeler Aktie repräsentieren, welche bei der Geschäftsstelle der State Street Bank & Trust Company im Vereinigten Königreich, handelnd als Depotstelle (custodian) für die Verwahrungsstelle, hinterlegt ist. Jede Amec Foster Wheeler ADS wird darüber hinaus das Eigentum bzw. die Rechtsinhaberschaft an allen anderen Effekten, Barmitteln oder an sonstigen Vermögenswerten repräsentieren, welche allenfalls von der Verwahrungsstelle als Folge ihrer Inhaberschaft der Aktien, welche den Amec Foster Wheeler ADS zugrunde liegen, gehalten werden. Der Hauptsitz der Verwahrungsstelle, an welchem die Amec Foster Wheeler ADS verwaltet werden, befindet sich an der Wall Street 60, New York, NY 10005, Vereinigte Staaten von Amerika.

Deutsche Bank Trust Company Americas, as the depositary for the Amec Foster Wheeler ADSs (the Depositary), will register and deliver the Amec Foster Wheeler ADSs. Each Amec Foster Wheeler ADS will represent ownership of one Amec Foster Wheeler Share, deposited with the office in the United Kingdom of State Street Bank & Trust Company, as custodian for the Depositary. Each Amec Foster Wheeler ADS will also represent ownership of any other securities, cash or other property which may be held by the Depositary as a consequence of the Depositary holding the shares underlying the Amec Foster Wheeler ADSs. The Depositary’s principal office at which the Amec Foster Wheeler ADSs will be administered is located at 60 Wall Street, New York, NY 10005, United States.

Das Direct Registration System ist ein System, welches von The Depository Trust Company (die DTC) verwaltet wird und in dem die Verwahrungsstelle das Eigentum bzw. die

Rechtsinhaberschaft an unzertifizierten Amec Foster Wheeler ADS registrieren kann. Das Eigentum bzw. die Rechtsinhaberschaft an diesen unzertifizierten Amec Foster Wheeler ADS wird durch periodische Auszüge, welche von der Verwahrungsstelle an die berechtigten Inhaber von Amec Foster Wheeler ADS ausgegeben werden, bescheinigt. Amec Foster Wheeler ADS können auch in zertifizierter Form gehalten werden.

The Direct Registration System is a system administered by The Depository Trust Company (the DTC), pursuant to which the Depositary may register the ownership of uncertificated Amec Foster Wheeler ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary to the Amec Foster Wheeler ADS holders entitled thereto. Amec Foster Wheeler ADSs can also be held in certified form.

Dividenden und Ausschüttungen:  Die Verwahrungsstelle hat sich dazu verpflichtet, Inhabern von Amec Foster Wheeler ADS die Bardividenden und anderen Ausschüttungen unter Abzug der Gebühren und Kosten sowie allfälliger Verrechnungs- bzw. Quellensteuern zu zahlen, welche die Verwahrungsstelle oder die Depotstelle (custodian) in Bezug auf die Amec Foster Wheeler Aktien und andere hinterlegte Effekten erhalten. Inhaber von Amec Foster Wheeler ADS werden diese Ausschüttungen im Verhältnis zur Anzahl Amec Foster Wheeler Aktien, welche durch ihre Amec Foster Wheeler ADS am entsprechenden, durch die Verwahrungsstelle in Bezug auf die Amec Foster Wheeler ADS festgelegten Stichtag (welcher so nahe wie möglich beim Stichtag für die Amec Foster Wheeler Aktien liegen wird) repräsentiert werden, erhalten.

Dividends and Distributions:  The Depositary has agreed to pay to holders of Amec Foster Wheeler ADSs the cash dividends and other distributions it or the custodian receives on Amec Foster Wheeler Shares and other deposited securities, after deducting its fees and expenses and withholding taxes (if any). Holders of Amec Foster Wheeler ADSs will receive these distributions in proportion to the number of Amec Foster Wheeler Shares their Amec Foster Wheeler ADSs represent as of the record date (which will be as close as practicable to the record date for Amec Foster Wheeler Shares) set by the Depositary with respect to the Amec Foster Wheeler ADSs.

Stimmrechte:  Ein Inhaber von Amec Foster Wheeler ADS kann die Verwahrungsstelle anweisen, das Stimmrecht in Bezug auf die Amec Foster Wheeler Aktien oder andere hinterlegte Effekten, welche seinen Amec Foster Wheeler ADS zugrunde liegen, auszuüben. Ansonsten kann ein Inhaber von Amec Foster Wheeler ADS sein Stimmrecht direkt ausüben, falls er die Amec Foster Wheeler Aktien zurückzieht. Diesfalls hält er nicht mehr Amec Foster Wheeler ADS, sondern Amec Foster Wheeler Aktien. Inhaber von Amec Foster Wheeler ADS wissen von der entsprechenden Generalversammlung aber gegebenenfalls nicht früh genug, um die Amec Foster Wheeler Aktien rechtzeitig zurückzuziehen.

Voting Rights:  An Amec Foster Wheeler ADS holder may instruct the Depositary to vote the Amec Foster Wheeler Shares or other deposited securities underlying its Amec Foster Wheeler ADSs. Otherwise, an Amec Foster Wheeler ADS holder can exercise its right to vote directly if it withdraws the Amec Foster Wheeler Shares, in which case they will cease to hold Amec Foster Wheeler ADSs and will hold Amec Foster Wheeler Shares. However, Amec Foster Wheeler ADS holders may not know about the meeting sufficiently far in advance to withdraw the Amec Foster Wheeler Shares.

Falls Amec Foster Wheeler plc Weisungen von den Inhabern der Amec Foster Wheeler ADS einholt, wird die Verwahrungsstelle, sofern sie von Amec Foster Wheeler plc rechtzeitig notifiziert wurde, die Inhaber von Amec Foster Wheeler ADS über die bevorstehende Abstimmung informieren und veranlassen, dass das Stimmmaterial von Amec Foster Wheeler plc an die Inhaber von Amec Foster Wheeler ADS zugestellt wird. Dies erfolgt durch gewöhnliche Postzustellung, durch elektronische Übermittlung oder in der Form, die zwischen Amec Foster Wheeler plc und der Verwahrungsstelle schriftlich vereinbart wurde. Diesfalls können die

Inhaber von Amec Foster Wheeler ADS Stimminstruktionen in Übereinstimmung mit den Regeln im Verwahrungsvertrag (depositary agreement) mit der Verwahrungsstelle erteilen.

If Amec Foster Wheeler plc asks for instructions from the Amec Foster Wheeler ADS holders and provided Amec Foster Wheeler plc has provided the Depositary with sufficient notice, the Depositary will notify the Amec Foster Wheeler ADS holders of the upcoming vote and arrange to deliver Amec Foster Wheeler plc’s voting materials to the Amec Foster Wheeler ADS holders by regular, ordinary mail delivery, or by electronic transmission or as otherwise may be agreed between Amec Foster Wheeler plc and the Depositary in writing from time to time. In such a case, the Amec Foster Wheeler ADS holder may give voting instructions in accordance with the rules set forth in the depositary agreement with the Depositary.

Weiterführende Informationen zu den mit den Amec Foster Wheeler ADS verbundenen Rechten und Pflichten finden sich im Proxy Statement, im Abschnitt mit dem Titel “Description of AMEC American Depositary Shares”.

For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler ADSs, please refer to the section entitled “Description of AMEC American Depositary Shares” in the Proxy Statement.

1.1.5                     Keine Besonderen Vorteile | No Special Benefits

Es wurde bestätigt, dass als Folge der Fusion keinem Mitglied eines Leitungs- oder Verwaltungsorgans und keinen geschäftsführenden Gesellschaftern der Übernehmenden Gesellschaft, der Übertragenden Gesellschaft, von Amec Foster Wheeler plc oder Amec International ein besonderer Vorteil gewährt wird.

It has been confirmed that as a consequence of the merger, no special benefit will be granted to the members of the managing or administrative bodies or to managing quotaholders of the Receiving Company, the Transferring Company, Amec Foster Wheeler plc or Amec International.

1.1.6                     Keine Gesellschafter mit Unbeschränkter Haftung | No Shareholders or Quotaholders with Unlimited Liability

Es wurde bestätigt, dass bei der Fusion keine Gesellschafter mit unbeschränkter Haftung beteiligt sind.

It has been confirmed that no shareholders or quotaholders with unlimited liability are involved in the merger.

1.1.7                     Keine Sonderrechte, Anteile ohne Stimmrechte, Genussscheine | No Special Rights, Equity Interests without Voting Rights, Profit-Sharing Certificates

Es wurde bestätigt, dass im Rahmen der Fusion keine Rechte von Inhabern von Sonderrechten, von Anteilen ohne Stimmrecht oder von Genussscheinen zu beachten sind.

It has been confirmed that no rights of holders of special rights, no equity interests without voting rights and no profit-sharing certificates need to be taken into account in connection with the merger.

1.2                               Zustimmungen | Approvals

1.2.1                     Geschäftsführung der Übernehmenden Gesellschaft | Management Board of Receiving Company

Es wurde im Fusionsvertrag bestätigt, dass die zustimmende Beschlussfassung der Geschäftsführung der Übernehmenden Gesellschaft zum Fusionsvertrag erfolgt ist.

It has been confirmed in the Merger Agreement that the management board of the Receiving Company has approved the Merger Agreement.

1.2.2                     Verwaltungsrat der Übertragenden Gesellschaft | Board of Directors of Transferring Company

Es wurde im Fusionsvertrag bestätigt, dass die zustimmende Beschlussfassung des Verwaltungsrates der Übertragenden Gesellschaft zum Fusionsvertrag erfolgt ist.

It has been confirmed in the Merger Agreement that the board of directors of the Transferring Company has approved the Merger Agreement.

1.2.3                     Management Board der Amec International | Management Board of Amec International

Es wurde im Fusionsvertrag bestätigt, dass die zustimmende Beschlussfassung des Management Board von Amec International zum Fusionsvertrag erfolgt ist.

It has been confirmed in the Merger Agreement that the management board of Amec International has approved the Merger Agreement.

1.2.4                     Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft | Approval by Quotaholder of Receiving Company

Die Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft zum Fusionsvertrag ist eine Bedingung des Fusionsvertrages und der im Fusionsvertrag vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG verpflichtete sich die Geschäftsführung der Übernehmenden Gesellschaft, den Fusionsvertrag der Gesellschafterin mit Antrag auf Genehmigung vorzulegen.

The approval of the Merger Agreement by the quotaholder of the Receiving Company is a condition to the Merger Agreement and the transaction contemplated thereby. Subject to art. 17 para. 2 Merger Act, the management board of the Receiving Company has agreed to submit the Merger Agreement to the quotaholder with a motion to approve.

1.2.5                     Zustimmung der Generalversammlung der Übertragenden Gesellschaft | Approval by Shareholders’ Meeting of Transferring Company

Die Zustimmung der Generalversammlung der Übertragenden Gesellschaft zum Fusionsvertrag ist eine Bedingung des Fusionsvertrages und der im Fusionsvertrag vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG verpflichtete sich der Verwaltungsrat der Übertragenden Gesellschaft, den Fusionsvertrag der Generalversammlung mit Antrag auf Genehmigung vorzulegen.

The approval of the Merger Agreement by the shareholders’ meeting of the Transferring Company is a condition to the Merger Agreement and the transaction contemplated thereby. Subject to art. 17 para. 2 Merger Act, the board of directors of the Transferring Company has agreed to submit the Merger Agreement to the shareholders’ meeting with a motion to approve.

1.2.6                     Gesellschafterversammlung der Amec Gesellschaften | Shareholders’ or Quotaholders’ Meeting of Amec Companies

Die Zustimmung der Gesellschafterin von Amec International zum Fusionsvertrag ist eine Bedingung des Fusionsvertrages und der im Fusionsvertrag vorgesehenen Transaktion.

The approval of the Merger Agreement by the shareholder of Amec International is a condition to the Merger Agreement and the transaction contemplated thereby.

Es wurde im Fusionsvertrag bestätigt, dass die Aktionäre von Amec Foster Wheeler plc die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt haben, die für die Aktienabfindung benötigt wird.

It has been confirmed in the Merger Agreement that the shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration.

1.3                               Durchführung der Fusion | Implementation of Merger

1.3.1                     Technische Abwicklung der Ausrichtung der Abfindung | Technical Execution of Payment of Compensation

Die Parteien haben im Fusionsvertrag vereinbart, dass die Barabfindung (unter Einschluss des Dividendenbetrags), ein allfälliger Spitzenausgleich und die Aktienabfindung den Aktionären der Übertragenden Gesellschaft so rasch wie möglich nach dem Vollzug der Fusion ausgerichtet werden.

The Parties agreed in the Merger Agreement that the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) will be paid, and the Share Consideration will be delivered, to the shareholders of the Transferring Company as soon as practicable following the implementation of the Merger.

Bezahlung der Barabfindung und des Spitzenausgleichs | Payment of Cash Consideration and of Compensation for Fractions

Die Barabfindung (unter Einschluss des Dividendenbetrags) wird durch den Exchange Agent in der Form eines Checks über den Betrag der dem jeweiligen Aktionär der Übertragenden Gesellschaft zustehenden Barabfindung ausgerichtet und dem jeweiligen Aktionär an dessen Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt. Dieser Check wird auch den Spitzenausgleich für diejenigen Aktionäre beinhalten, die sonst Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS hätten.

Payment of the Cash Consideration (including the Dividend Amount) will be made by way of a cheque delivered by the exchange agent for the applicable amount of Cash Consideration to which the shareholder of the Transferring Company is entitled and will be mailed to the address on the books and records of the Transferring Company. Such cheque will also include the Compensation for Fractions to each shareholder who would otherwise be entitled to receive a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS.

Ausrichtung der Aktienabfindung | Settlement of the Share Consideration

Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form zertifizierter Amec Foster Wheeler Aktien, die ihnen an ihre Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt werden. Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form von Amec Foster Wheeler ADS als Bucheffekten im Rahmen des durch den Exchange Agent betriebenen Direct Registration System, und der Exchange Agent wird die Eintragung der entsprechenden Anzahl der im Namen dieser Aktionäre zu registrierenden Amec Foster Wheeler ADS veranlassen.

The shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are outside the United States will receive their Share Consideration in the form of certificated Amec Foster Wheeler Shares, which will be mailed to the address on the books and records of the Transferring Company. The shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are in the United States will receive their Share Consideration in the form of Amec Foster Wheeler ADSs issued in book-entry form as part of the Direct Registration System maintained by the exchange agent, and the exchange agent will cause the applicable number of Amec Foster Wheeler ADSs to be registered in the shareholders’ name.

Die Aktionäre der Übertragenden Gesellschaft werden über die Ausrichtung der Abfindung auch im Zusammenhang mit der Einladung zur Generalversammlung der Übertragenden Gesellschaft bzw. mit dem entsprechenden Proxy Statement (das preliminary proxy statement, das sobald vorliegend durch das final proxy statement ersetzt wird, hierin das Proxy Statement) informiert.

The shareholders of the Transferring Company will also be provided information in relation to the payment of the Compensation in connection with the invitation to the shareholders’ meeting of the Transferring Company and the relevant proxy statement (the preliminary proxy statement, which will be replaced by the final proxy statement as soon as such final proxy statement is available, herein the Proxy Statement).

Sofern Aktionäre der Übertragenden Gesellschaft allfällige für die Ausrichtung der Abfindung erforderliche Auskünfte nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister erteilen oder ihre Forderung auf Ausrichtung der Abfindung nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister anmelden, kann Amec International über die betreffenden Amec Foster Wheeler Aktien oder Amec Foster Wheeler ADS und die betreffenden Barbeträge frei verfügen.

If shareholders of the Transferring Company do not provide the information which is required for the payment of the Compensation (if any) within ten (10) years of the registration of the merger in the Commercial Register or if they do not submit their claim for payment of the Compensation within ten (10) years of the registration of the merger in the Commercial Register, Amec International may dispose freely of the respective Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs and the respective cash amounts.

1.3.2                     Eintragung im Aktionärsregister von Amec Foster Wheeler plc, Übertragungs- und Eintragungsbeschränkungen | Registration in Shareholders’ Register of Amec Foster Wheeler plc, Transfer and Registration Restrictions

Im Rahmen der Ausgabe der Amec Foster Wheeler Aktien für die Aktienabfindung wird Capita Registrars (UK) Limited, der Aktionärsregisterführer von Amec Foster Wheeler plc, die entsprechenden Aktionäre von Amec Foster Wheeler Aktien in das Aktionärsregister von Amec Foster Wheeler plc eintragen. Diesbezüglich besteht kein Handlungsbedarf auf Seiten der Aktionäre der Übertragenden Gesellschaft, welche die Aktienabfindung erhalten werden.

On the issue of the Amec Foster Wheeler Shares for the Share Consideration, Capita Registrars (UK) Limited, the share registrar for Amec Foster Wheeler plc, will register the relevant holders of Amec Foster Wheeler Shares in the register of shareholders of Amec Foster Wheeler plc. No action on the part of the shareholders of the Transferring Company who will receive the Share Consideration is required in this regard.

1.4                               Information, Konsultation, Einsichtsrecht | Information, Consultation, Inspection Right

Die Übernehmende Gesellschaft und die Übertragende Gesellschaft haben sich verpflichtet, ihre Gesellschafter oder Aktionäre, ihre Arbeitnehmer sowie ihre Gläubiger in Übereinstimmung mit den Anforderungen des FusG über die Unterzeichnung des Fusionsvertrags und die Fusion zu orientieren und, soweit erforderlich, zu konsultieren sowie in diesem Rahmen Einsicht in Dokumente zu gewähren. Die Übernehmende Gesellschaft hat bestätigt, dass sie keine Arbeitnehmer hat und die Übertragende Gesellschaft hat bestätigt, dass sie eine Arbeitnehmerin hat.

The Receiving Company and the Transferring Company have agreed to inform, and to the extent required consult with, their quotaholder or shareholders (as applicable), their employees and their creditors in accordance with the requirements of the Merger Act about the execution of the Merger Agreement and the merger, and, within this framework, to submit documents for inspection. The Receiving Company has confirmed that it has no employees and the Transferring Company has confirmed that it has one employee.

1.5                               Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug | Articles of Association and Governance of Receiving Company after Completion

Es wurde im Fusionsvertrag bestätigt, dass die Statuten der Übernehmenden Gesellschaft im Zusammenhang mit dem Vollzug des Fusionsvertrages nicht geändert werden. Sodann wurde bestätigt, dass die Übernehmende Gesellschaft keine Kapitalerhöhung durchführen muss, da Amec International zur Ausrichtung der Abfindung verpflichtet ist und Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind.

It has been confirmed in the Merger Agreement that the articles of association of the Receiving Company will not be amended in connection with the completion of the transaction contemplated in the Merger Agreement. Furthermore, it has been confirmed that no increase of the quota capital of the Receiving Company is required, since Amec International is obliged to pay and settle the Compensation and since quotas of the Receiving Company are not part of such Compensation.

Es wurde im Fusionsvertrag ferner bestätigt, dass die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft von der Fusion unberührt bleibt.

Also, it has been confirmed in the Merger Agreement that the composition of the management board of the Receiving Company will not change in connection with the merger.

1.6                               Anmeldung an Handelsregisterämter | Filing with Commercial Registers

Die Übernehmende Gesellschaft und die Übertragende Gesellschaft haben im Fusionsvertrag vereinbart, dass die Fusion unmittelbar nach erfolgter Zustimmung zum Fusionsvertrag durch ihre Gesellschafter- bzw. Generalversammlung durch Einreichung des Fusionsvertrags und der Fusionsbeschlüsse sowie der weiteren erforderlichen Dokumente bei den zuständigen Handelsregisterämtern zur Eintragung angemeldet wird.

The Receiving Company and the Transferring Company have agreed in the Merger Agreement to file the Merger Agreement and the merger resolutions as well as the other required documents for registration of the merger with the competent commercial registers immediately upon approval of the Merger Agreement by their quotaholder’s meeting and their shareholders’ meeting, respectively.

1.7                               Allgemeine Bestimmungen | General Provisions

1.7.1                     Informationspflicht | Information Duty

Die Parteien haben im Fusionsvertrag vereinbart, dass sie sich gegenseitig im Zeitraum zwischen der Unterzeichnung des Fusionsvertrages bis zum Vollzug der Fusion Informationen im Hinblick auf grössere Ereignisse und Entscheidungen sowie andere Informationen zukommen lassen, welche im Zusammenhang mit der Fusion vernünftigerweise wesentlich sind.

The Parties have agreed in the Merger Agreement that, between the execution of the Merger Agreement and the consummation of the merger, they will exchange information on major events and decisions, as well as other information that may reasonably be deemed relevant in the context of the merger.

1.7.2                     Kosten und Steuern | Costs and Taxes

Jede Partei hat sich verpflichtet, ihre eigenen Kosten im Zusammenhang mit dem Entwurf, der Verhandlung, dem Abschluss und dem Vollzug des Fusionsvertrags zu tragen.

Each Party has agreed to bear its own costs in connection with the drafting, negotiation and execution of the Merger Agreement and the completion of the transaction contemplated in the Merger Agreement.

Die Parteien haben vereinbart, dass die im Zusammenhang mit dem Fusionsvertrag und im Zusammenhang mit den im Fusionsvertrag vorgesehenen Transaktionen erhobene Steuern der jeweilige gesetzliche Schuldner trägt.

The Parties have agreed that the taxes levied in connection with the Merger Agreement or the transactions contemplated hereunder shall be paid by the Party owing such taxes pursuant to applicable law.

1.7.3                    Anwendbares Recht und Gerichtsstand | Governing Law and Jurisdiction

Der Fusionsvertrag untersteht materiellem Schweizer Recht, unter Ausschluss der Regeln des internationalen Privatrechts und des Wiener Kaufrechts.

The Merger Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

Ausschliesslicher Gerichtsstand für sämtliche Streitigkeiten aus oder im Zusammenhang mit dem Fusionsvertrag (oder späteren Änderungen desselben), einschliesslich Streitigkeiten über das Zustandekommen des Fusionsvertrags, seine Rechtswirksamkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, sind die ordentlichen Gerichte am Sitz der Übernehmenden Gesellschaft.

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to the Merger Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the ordinary courts at the registered office of the Receiving Company.

2.                                      Zweck und Folgen der Fusion | Rationale and Consequences of Merger

2.1                               Zweck der Fusion | Rationale of Merger

2.1.1                     Zusammenfassung der Gesamttransaktion, Zweck der Fusion im Allgemeinen | Summary of Overall Transaction, Merger Rationale in General

Amec International hatte im Vorfeld der im Fusionsvertrag vorgesehenen Fusion den Aktionären der Übertragenden Gesellschaft ein öffentliches Übernahmeangebot gemäss U.S. amerikanischem Recht (das Angebot) unterbreitet. Da die Namenaktien der Übertragenden Gesellschaft nur an der NASDAQ kotiert waren und an keiner Schweizer Börse, unterlag dieses Angebot U.S. amerikanischem Recht, und nicht (auch) dem Schweizer Übernahmerecht.

Prior to the merger which is the subject of the Merger Agreement, Amec International had submitted a public tender offer to the shareholders of the Transferring Company pursuant to U.S. law (the Offer). Since the registered shares of the Transferring Company were only listed on NASDAQ and not on any Swiss exchange, the Offer was subject to U.S. law, and was not (also) governed by Swiss takeover law.

Eine grosse Mehrheit der Aktionäre der Übertragenden Gesellschaft nahm das Angebot an. Nach Vollzug des Angebots hielt Amec International circa 95.275% der ausstehenden, sich im Publikum befindenden Namenaktien der Übertragenden Gesellschaft.

A great majority of the shareholders of the Transferring Company tendered into the Offer. After the completion of the Offer, Amec International held circa 95.275% of the outstanding registered shares of the Transferring Company held by the public.

Amec International kündigte in der Dokumentation zum Angebot und im Form F-4 Registration Statement datierend vom 7. Oktober 2014 (geändert durch das Post Effective Amendment datierend vom 7. November 2014), welches sie im Zusammenhang mit der Registrierung von Amec Foster Wheeler plc bei der U.S. amerikanischen Securities and Exchange Commission eingab und veröffentlichte, an, dass die Vollübernahme der Übertragenden Gesellschaft das Ziel der Transaktion sei, und Amec International eine Abfindungsfusion gemäss FusG initiieren würde, falls sie durch das Angebot (und allfällige zusätzliche Massnahmen) 90% oder mehr der Stimmrechte der Übertragenden Gesellschaft erwerben oder unter Kontrolle bringen kann. Entsprechend initiierte Amec International das Verfahren für, und einigten sich die Parteien schliesslich auf, die Abfindungsfusion nach Massgabe des Fusionsvertrags.

Amec International announced in the Offer documentation and in the Form F-4 Registration Statement dated as of October 7, 2014, filed with the U.S. Securities and Exchange Commission and published in connection with the registration of Amec Foster Wheeler plc with the Securities and Exchange Commission in the United States of America that the objective of the transaction was to acquire the entire issued share capital of the Transferring Company, and that it would initiate a squeeze-out merger pursuant to the Merger Act if it was able to acquire or obtain control of over 90% or more of the voting rights of the Transferring Company as a consequence of the Offer (and possible additional measures). Consequently, Amec International initiated the procedure for, and the Parties agreed to, the squeeze-out merger in accordance with the terms of the Merger Agreement.

Zweck der Abfindungsfusion ist die vollständige rechtliche und betriebliche Zusammenfügung der Übernehmenden Gesellschaft und der Übertragenden Gesellschaft und von deren Geschäften, und indirekt die vollumfängliche Integration der Geschäftsaktivitäten der Gruppe der Übertragenden Gesellschaft in die Geschäftsaktivitäten der Gruppe der Übernehmenden Gesellschaft. Dies vereinfacht die Struktur und die Corporate Governance der kombinierten Gruppe und ermöglicht erst die vollumfängliche Hebung aller mit der Transaktion angestrebten Synergie-Effekte. Damit wird eine wichtige Grundlage geschaffen, um in den relevanten Märkten der kombinierten Gruppe weiter erfolgreich zu sein.

The purpose of the merger is the full legal and commercial integration of the Receiving Company and the Transferring Company and their businesses, and indirectly the full integration of the Transferring Company’s group’s operations into the Receiving Company’s group’s operations. This will simplify the structure and the corporate governance of the enlarged group of companies, and clear the way for the full realization of all synergies envisaged with the Transaction, thereby creating a basis for further success in the enlarged group’s chosen markets.

Wie oben erwähnt hielt Amec International nach Vollzug des Angebots circa 95.275% der ausstehenden, sich im Publikum befindenden Namenaktien der Übertragenden Gesellschaft, und Amec International hält diese Beteiligung auch im Zeitpunkt der Unterzeichnung des Fusionsvertrags. Der Entscheid zur Übernahme und Kombination der Aktivitäten wurde von den Verwaltungsräten von Amec Foster Wheeler plc und der Übertragenden Gesellschaft früher im Prozess, vor Unterbreitung des Angebots, unter Berücksichtigung sämtlicher relevanter Umstände getroffen, und als im besten Interesse beider Gesellschaften und ihrer Anspruchsgruppen beurteilt. Diese Beurteilung hat sich nicht geändert und wird von der Übernehmenden Gesellschaft und von Amec International geteilt.

As mentioned above, Amec International held circa 95.275% of the outstanding registered shares of the Transferring Company held by the public after the completion of the Offer, and it holds such participation at the time of the execution of the Merger Agreement. The boards of directors of Amec Foster Wheeler plc and of the Transferring Company decided in favor of the takeover and the combination of their activities earlier in the process, prior to the launch of the Offer, after considering all the relevant circumstances. The merger was considered to be in the best interests of both companies and their stakeholders. This assessment has remained unchanged and is shared by the Receiving Company and by Amec International.

2.1.2                     Zweck und Vorteile der Fusion für Aktionäre der Übertragenden Gesellschaft | Rationale and Benefits of Merger for Shareholders of Transferring Company

Bedeutende Vorteile der Fusion für die Aktionäre der Übertragenden Gesellschaft sind nachstehend aufgeführt:

•                  In Bezug auf die Barabfindung, Möglichkeit zur teilweisen Monetisierung einer Investition, die als Folge der Dekotierung der Übertragenden Gesellschaft von der NASDAQ per Handelsschluss am 3. Dezember 2014 illiquid werden kann.

•                  In Bezug auf die Aktienabfindung, Möglichkeit zur Beteiligung an einer erheblich grösseren Unternehmensgruppe mit Wertsteigerungspotenzial als Folge der Transaktion und darüber hinaus. In Bezug auf mit der Aktienabfindung zusammenhängende Risiken, vgl. den Abschnitt mit dem Titel “Risk Factors” im Proxy Statement.

•                  In Bezug auf die gesamte Abfindung, attraktive Entschädigung für Aktien der Übertragenden Gesellschaft, die dem von Amec International im Angebot offerierten Angebotspreis entspricht, obwohl die verbliebenen Aktionäre der Übertragenden Gesellschaft nicht in das Angebot angedient haben und unter Schweizer Recht keine Pflicht besteht, die gleiche Entschädigung wie im Angebot zu bezahlen. Darüber hinaus wird der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht (vgl. Abschnitt 1.1.2), obwohl die verbliebenen Aktionäre der Übertragenden Gesellschaft keinen Anspruch auf die Bardividende hatten, da sie am für die Auszahlung dieser Dividende relevanten Stichtag nicht Inhaber von Amec Foster Wheeler Aktien waren.

•                  Veräusserungsmöglichkeit für eine Investition mit nur noch marginalem verbleibenden Aktionärseinfluss, da Amec International mit circa 95.275% der sich im Publikum befindenden Stimmrechte bereits kontrollierender Aktionär der Übertragenden Gesellschaft ist, mit entscheidender Stimmkraft über alle relevanten Angelegenheiten, die in die Zuständigkeit der Aktionäre der Übertragenden Gesellschaft fallen. Bei einer Zuteilung von Anteilen an der Übernehmenden Gesellschaft im Rahmen der Fusion wären die verbliebenen Aktionäre der Übertragenden Gesellschaft in die gleiche Position als Minderheitsgesellschafter der Übernehmenden Gesellschaft ohne Einfluss auf Entscheide der Gesellschafterversammlung geraten.

Significant benefits of the merger for the shareholders of the Transferring Company are set forth below:

•                  With respect to the Cash Consideration, opportunity for partial monetization of an investment which may become illiquid as a result of the Transferring Company’s de-listing from NASDAQ as of the close of trading on December 3, 2014.

•                  With respect to the Share Consideration, opportunity for participation in a substantially larger group of enterprises with value upside potential as a result of the transaction and otherwise. For risks associated with the Share Consideration, please refer to the section entitled “Risk Factors” in the Proxy Statement.

•                  With respect to the overall Compensation, attractive consideration for shares of the Transferring Company, corresponding to the offer price offered by Amec International in the Offer, although remaining shareholders of the Transferring Company have not tendered their shares in the Offer and no statutory duty applies under Swiss law to pay the same consideration as in the Offer. Furthermore, the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Section 1.1.2), even though the remaining shareholders of the Transferring Company were not entitled to the Cash Dividend as they were not holders of Amec Foster Wheeler Shares as at the record date for such Cash Dividend.

•                  Divestment opportunity for an investment with only marginal remaining shareholder impact, since Amec International, by holding circa 95.275% of the voting rights held by the public, has already become the controlling shareholder of the Transferring Company with decisive voting power on all relevant shareholder matters. If quotas of the Receiving Company had been allocated in connection with the merger, the remaining shareholders would have found themselves in the same position as minority quotaholders of the Receiving Company without the power to influence the resolutions of the quotaholders’ meeting.

2.1.3                     Zweck und Vorteile der Fusion für Gesellschafterin der Übernehmenden Gesellschaft | Rationale and Benefits of Merger for Quotaholder of Receiving Company

Nach Vollzug der Abfindungsfusion können die Geschäftsaktivitäten der Gruppe der Übertragenden Gesellschaft vollumfänglich in die Geschäftsaktivitäten der Gruppe der Übernehmenden Gesellschaft integriert werden. Damit wird die Grundlage zur Erreichung der mit der Transaktion verfolgten Ziele geschaffen. Solange beim Entscheid über Belange der Übertragenden Gesellschaft die Interessen der verbliebenen Minderheitsaktionäre der Übertragenden Gesellschaft mitberücksichtigt werden müssen, sind eine Vollintegration und die Hebung sämtlicher Synergie-Effekte schwieriger zu erzielen.

After the completion of the merger, the Transferring Company’s group’s businesses can be fully integrated into the Receiving Company’s group’s businesses. This will form the basis for the achievement of the objectives of the transaction. As long as the interests of the remaining minority shareholders in the Transferring Company need to be considered in connection with decisions made for or by the Transferring Company, the full integration of the Transferring Company’s operations and the full realization of all envisaged synergies will be more difficult to achieve.

2.2                               Folgen der Fusion | Consequences of Merger

2.2.1                     Rechtliche Folgen der Fusion | Legal Consequences of Merger

(a)                                 Rechtliche Folgen der Fusion für Übertragende Gesellschaft und deren Aktionäre | Legal Consequences for Transferring Company and its Shareholders

Bedeutende rechtliche Folgen der Fusion für die Übertragende Gesellschaft und ihre Aktionäre sind nachstehend aufgeführt:

•                  Sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gehen mit der Rechtswirksamkeit der Fusion (d.h. mit der Eintragung der Fusion im Handelsregister) kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft über.

•                  Die Übertragende Gesellschaft wird mit der Rechtswirksamkeit der Fusion ohne Liquidation aufgelöst und im Handelsregister gelöscht.

•                  Da Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind, werden die Aktionäre der Übertragenden Gesellschaft als Folge der Fusion nicht Gesellschafter der Übernehmenden Gesellschaft. Sie verlieren ihre Aktionärsrechte in der Übertragenden Gesellschaft und scheiden als Aktionäre aus dieser aus.

•                  Aktionäre der Übertragenden Gesellschaft, die Amec Foster Wheeler Aktien erhalten, werden durch den Erhalt dieser Amec Foster Wheeler Aktien und der sich daraus ergebenden Aktionärsrechte Aktionäre von Amec Foster Wheeler plc. Aktionäre der Übertragenden Gesellschaft, die Amec Foster Wheeler ADS erhalten, werden durch den Erhalt dieser Amec Foster Wheeler ADS gemäss den mit diesen verbundenen Rechten und Pflichten berechtigt und verpflichtet. Die mit den Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundenen Rechte und Pflichten sind in Abschnitt 1.1.4 beschrieben. In Bezug auf mit der Aktienabfindung zusammenhängende Risiken, vgl. den Abschnitt mit dem Titel “Risk Factors” im Proxy Statement. Es werden im Rahmen der Aktienabfindung nur ganze Amec Foster Wheeler Aktien oder ganze Amec Foster Wheeler ADS übertragen. Wenn Aktionäre der Übertragenden Gesellschaft aufgrund des Umtauschverhältnisses einen Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS haben, wird dieser Bruchteil in bar abgegolten (Spitzenausgleich).

Significant legal consequences of the merger for the Transferring Company and its shareholders are set forth below:

•                  All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective, i.e. with effect as of the registration of the merger in the Commercial Register.

•                  The Transferring Company will be dissolved without liquidation and deleted from the Commercial Register as of the merger becoming effective.

•                  Since quotas of the Receiving Company are not part of the Compensation, the shareholders of the Transferring Company will not become quotaholders of the Receiving Company as a consequence of the merger. They will lose their shareholder rights in, and will cease to be shareholders of, the Transferring Company.

•                  Those shareholders of the Transferring Company that receive Amec Foster Wheeler Shares will, through receipt of such Amec Foster Wheeler Shares and the shareholder rights associated therewith, become shareholders of Amec Foster Wheeler plc. Those shareholders of the

Transferring Company that receive Amec Foster Wheeler ADS will, through receipt of such Amec Foster Wheeler ADS, have the rights and obligations associated with such Amec Foster Wheeler ADS. The rights and obligations associated with the Amec Foster Wheeler Shares and the Amec Foster Wheeler ADSs are described in Section 1.1.4. For risks associated with the Share Consideration, please refer to the section entitled “Risk Factors” in the Proxy Statement. The Share Consideration will not include any fractions of Amec Foster Wheeler Shares or of Amec Foster Wheeler ADSs. If, based on the exchange ratio, shareholders of the Transferring Company are entitled to a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS, such fraction will be compensated in cash (Compensation for Fractions).

(b)                                 Rechtliche Folgen der Fusion für Übernehmende Gesellschaft und deren Gesellschafterin | Legal Consequences for Receiving Company and its Quotaholder

Bedeutende rechtliche Folgen der Fusion für die Übernehmende Gesellschaft und ihre Gesellschafterin sind nachstehend aufgeführt:

•                  Sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gehen mit der Rechtswirksamkeit der Fusion (d.h. mit der Eintragung der Fusion im Handelsregister) kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft über. Die Übernehmende Gesellschaft wird die Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gemäss der dem Fusionsvertrag beigefügten geprüften Fusionsbilanz der Übertragenden Gesellschaft per 30. September 2014, die Aktiven von gesamthaft CHF 2’962’334’658 und Verbindlichkeiten von gesamthaft CHF 814’727’632 und damit einen Aktivenüberschuss von CHF 2’147’607’026 ausweist, zum Buchwert in ihre Bilanz aufnehmen. Im Verhältnis zwischen den Parteien erfolgt die Fusion rückwirkend per 1. Oktober 2014. Alle nach dem 30. September 2014 vorgenommen Handlungen der Übertragenden Gesellschaft gelten als für Rechnung der Übernehmenden Gesellschaft vorgenommen. Die Übernehmende Gesellschaft akzeptiert sämtliche nach dem 30. September 2014 eingetretenen Veränderungen von Aktiven und Verbindlichkeiten gegenüber der Fusionsbilanz.

•                  Die Gesellschafterin der Übernehmenden Gesellschaft, Amec International, erhält für die von ihr gehaltenen Namenaktien der Übertragenden Gesellschaft im Rahmen der Fusion keine Gegenleistung; die von Amec International gehaltenen Namenaktien der Übertragenden Gesellschaft erlöschen mit der Fusion. Da sie bereits 100% des Gesellschaftskapitals der Übernehmenden Gesellschaft hält und die Aktionäre der Übertragenden Gesellschaft im Rahmen der Fusion keine Anteile an der Übernehmenden Gesellschaft erhalten, ändert sich an der Gesellschafterstellung von Amec International bei der Übernehmenden Gesellschaft nichts, und wird Amec International nach Vollzug der Fusion einzige Gesellschafterin der Übernehmenden Gesellschaft bleiben, die dannzumal auch sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft halten wird.

•                  Die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft bleibt von der Fusion unberührt.

Significant legal consequences of the merger for the Receiving Company and its quotaholder are set forth below:

•                  All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective (i.e., with effect as of the registration of the merger in the Commercial Register). The assets and liabilities of the Transferring Company are being transferred to the Receiving Company at book value based on the audited merger balance sheet of the Transferring Company as of September 30, 2014 which is attached to the Merger Agreement and which shows assets in the aggregate amount of

CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632 and thus an asset surplus of CHF 2,147,607,026. As between the Parties, the merger will have retroactive effect as of October 1, 2014. All actions of the Transferring Company taken after September 30, 2014 are deemed to have been taken for the account of the Receiving Company. The Receiving Company accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after September 30, 2014.

•                  The quotaholder of the Receiving Company, Amec International, will not receive any consideration in connection with the merger for the registered shares of the Transferring Company held by it; the registered shares of the Transferring Company held by Amec International will extinguish in connection with the merger. Since it already holds 100% of the quota capital of the Receiving Company and the shareholders of the Transferring Company will not receive any quotas in the Receiving Company in connection with the merger, nothing will change with respect to Amec International’s position as quotaholder of the Receiving Company, and Amec International will remain the sole quotaholder of the Receiving Company after the completion of the merger, which at such time will hold all assets and liabilities of the Transferring Company.

•                  The composition of the management board of the Receiving Company will not change in connection with the merger.

2.2.2                     Steuerfolgen der Fusion | Tax Consequences of Merger

Allgemeiner Vorbehalt | General Disclaimer

Nachfolgend findet sich eine Zusammenfassung nur der wesentlichen, generellen Schweizer Steuerfolgen der Fusion. Diese Zusammenfassung hat nicht zum Zweck, sämtliche Steuerfolgen darzustellen, und berücksichtigt besondere Umstände von Aktionären der Übertragenden Gesellschaft nicht. Die Zusammenfassung basiert auf den am Datum dieses Berichts anwendbaren Steuergesetzen und -regularien und der an diesem Datum angewandten Steuerpraxis in der Schweiz. Diese Steuergesetze und -regularien (und ihre Auslegung) können geändert werden (und sich ändern), allenfalls auch mit rückwirkendem Effekt. Allen Aktionären der Übertragenden Gesellschaft und den wirtschaftlich Berechtigten von Namenaktien der Übertragenden Gesellschaft wird ausdrücklich empfohlen, die steuerlichen Auswirkungen der Fusion und des Erhalts der Abfindung in der Schweiz und im Ausland durch den eigenen Steuerberater beurteilen zu lassen.

The below is a summary of only the material Swiss tax consequences for shareholders of the Transferring Company. The below summary does not purport to address all of the tax consequences and does not take into account the specific circumstances of any particular shareholder of the Transferring Company. This summary is based on the tax laws, regulations and regulatory practices of Switzerland as in effect on the date hereof, which are subject to change (or subject to change in interpretation), possibly with retroactive effect. All shareholders of the Transferring Company and beneficial owners of registered shares of the Transferring Company are expressly advised to consult their own tax advisors with respect to the Swiss and foreign tax consequences of the merger and the receipt of the Compensation.

Steuerfolgen für Aktionäre der Übertragenden Gesellschaft | Tax Consequences for Shareholders of the Transferring Company

Die den Aktionären einer übertragenden Gesellschaft im Rahmen einer Fusion ausgerichtete Fusionsabfindung kann, abhängig von der Strukturierung der Fusion, der schweizerischen Verrechnungssteuer unterliegen. Die vorliegende Fusion wurde auch im Interesse der Aktionäre der Übertragenden Gesellschaft so strukturiert, dass keine schweizerische Verrechnungssteuer erhoben werden sollte (vgl. unten).

The merger compensation paid to the shareholders of a transferring company in connection with a merger may, depending on the structuring of the merger, be subject to Swiss withholding tax. Among others in the interests of the shareholders of the Transferring Company, the present merger was structured in a way that should not result in Swiss withholding tax being levied (see below).

Es bestehen voraussichtlich die folgenden Einkommens- bzw. Gewinnsteuerfolgen für Aktionäre der Übertragenden Gesellschaft mit steuerlicher Ansässigkeit in der Schweiz:

•                  Aktionäre, die ihre Namenaktien der Übertragenden Gesellschaft im Privatvermögen halten, erzielen nach den allgemeinen Grundsätzen des schweizerischen Einkommenssteuerrechts entweder einen steuerfreien privaten Kapitalgewinn oder einen steuerlich nicht abzugsfähigen Kapitalverlust, ausser der Aktionär sei als gewerbsmässiger Wertschriftenhändler zu qualifizieren.

•                  Aktionäre, die ihre Namenaktien der Übertragenden Gesellschaft im Geschäftsvermögen halten oder als gewerbsmässige Wertschriftenhändler zu qualifizieren sind, realisieren nach den allgemeinen Grundsätzen des schweizerischen Einkommens- bzw. Gewinnsteuerrechts entweder einen steuerbaren Kapitalgewinn oder einen steuerlich abzugsfähigen Kapitalverlust.

The following individual and corporate income tax consequences will likely result for shareholders of the Transferring Company who are resident in Switzerland for tax purposes:

•                  Pursuant to general principles of Swiss income taxation, shareholders holding their registered shares of the Transferring Company as private assets (Privatvermögen) may realize either a tax-free private capital gain or suffer a non-tax-deductible capital loss, unless the shareholder classifies as a professional securities dealer (gewerbsmässiger Wertschriftenhändler).

•                  Shareholders holding their registered shares of the Transferring Company as business assets (Geschäftsvermögen) or qualifying as professional securities dealer (gewerbsmässiger Wertschriftenhändler) realize either a taxable capital gain or a tax-deductible capital loss depending on the relevant income tax value of their registered shares of the Transferring Company pursuant to general principles of Swiss individual and corporate income taxation.

Aktionäre ohne steuerliche Ansässigkeit in der Schweiz unterliegen nicht der schweizerischen Einkommens- bzw. Gewinnsteuer, es sei denn, ihre Namenaktien der Übertragenden Gesellschaft sind einer Betriebsstätte oder einem Geschäftsbetrieb in der Schweiz zuzurechnen.

Shareholders who are not tax residents of Switzerland are not subject to Swiss individual or corporate income taxes, except if their registered shares of the Transferring Company are attributed to a permanent establishment (Betriebsstätte) or a fixed place of business in Switzerland.

Sofern Schweizer Effektenhändler im Sinne des Bundesgesetzes über die Stempelabgaben involviert sind, werden voraussichtlich Umsatzabgabefolgen entstehen. Eine allfällige schweizerische Umsatzabgabe wird durch Amec Foster Wheeler plc getragen.

If Swiss securities dealers according to the Stamp Duty Law are involved, securities transfer tax will likely become due. The Swiss securities transfer tax (if any) will be borne by Amec Foster Wheeler plc.

Steuerfolgen für die beteiligten Gesellschaften | Tax Consequences for the Involved Companies

Die Eidgenössische Steuerverwaltung und die Steuerverwaltung des Kantons Zug haben bestätigt, dass die Fusion für die Zwecke der Gewinnsteuer und die Erhebung der Verrechnungssteuer und der Stempelabgaben als steuerneutrale Fusion zu qualifizieren ist. Vorhandene Reserven aus Kapitaleinlagen der Übertragenden Gesellschaft können im Umfang des netto zu betrachtenden Fusionsagio bei der Übernehmenden Gesellschaft als eine ausweisbare Reserve aus Kapitaleinlagen erfasst werden, soweit das netto zu betrachtende Fusionsagio aus einbezahltem Grund- oder Stammkapital oder bestehenden Reserven aus Kapitaleinlagen der Übertragenden Gesellschaft stammt.

The Federal Tax Administration and the Tax Administration of the Canton of Zug have confirmed that the merger is classified as a tax neutral merger for the purposes of corporate income tax and the levy of dividend withholding tax and stamp duty. Existing equity reserves from capital contribution of the Transferring Company can be preserved and recognized at the Receiving Company in the amount of the net merger surplus to the extent such net merger surplus is sourced from nominal share capital and/or existing equity reserves from capital contributions of the Transferring Company.

Weiterführende Informationen zu den Steuerfolgen der Fusion finden sich im Proxy Statement im Abschnitt mit dem Titel “The Merger Agreement and the Merger—Tax Considerations”.

For more information in relation to the tax consequences of the merger, please refer to the section entitled “The Merger Agreement and the Merger—Tax Considerations” in the Proxy Statement.

2.2.3                     Wirtschaftliche und Operationelle Folgen der Fusion | Commercial and Operational Consequences of Merger

Amec Foster Wheeler plc glaubt, dass die Akquisition der Übertragenden Gesellschaft die bekanntgegebene Wachstumsstrategie und das bekanntgegebene Businessmodell komplementiert, und dass die durch die Akquisition erweiterte Amec Foster Wheeler Gruppe gut positioniert sein wird, um von neuen Wachstumsgelegenheiten zu profitieren und solche zu schaffen. Im Besonderen erwartet Amec Foster Wheeler plc, durch die Akquisition der Übertragenden Gesellschaft ihr Oil & Gas Business stärken zu können—da Amec Foster Wheeler plc glaubt, dass die erweiterte Amec Foster Wheeler Gruppe durch die Akquisition in die Lage versetzt wird, zu einem führenden weltweiten Anbieter von Ingenieur- und Projektmanagement-Dienstleistungen in der Oil & Gas Wertschöpfungskette zu werden—, die geografische Reichweite zu vergrössern, vor allem in den Wachstumsmärkten, wo mehr als eine Verdoppelung des Umsatzes erwartet wird, und von einem starken, profitablen Energie-Ausrüstungsgeschäft (power equipment business) profitieren zu können. Amec Foster Wheeler plc glaubt, dass jeder dieser Vorteile durch die Kombination der kundenorientierten, gemeinschaftlich arbeitenden und qualifizierten Belegschaften von Amec Foster Wheeler plc und der Übertragenden Gesellschaft und durch die fortgesetzte Beachtung des bestehenden risikoarmen, Cash generierenden Businessmodells von Amec Foster Wheeler plc untermauert wird. Amec Foster Wheeler plc glaubt sodann, dass die erweiterte Amec Foster Wheeler Gruppe von annualisierten Kostensynergien von mindestens USD 75 Mio. pro Jahr, und abhängig von der endgültigen operationellen und finanziellen Struktur der erweiterten Amec Foster Wheeler Gruppe von allfälligen weiteren Steuersynergien, profitieren wird.

Amec Foster Wheeler plc believes that the acquisition of the Transferring Company complements its stated growth strategy and business model, and that the AMEC group as enlarged by the acquisition, will be well positioned to take advantage of, and create, new growth opportunities. Specifically, by acquiring the Transferring Company, Amec Foster Wheeler plc expects to be able to strengthen its Oil & Gas business as it believes the acquisition positions the enlarged Amec Foster Wheeler group to become a leading global provider of engineering and project management services across the Oil & Gas value chain, expand its geographic footprint, particularly in the growth regions, where it expects to more than double its revenues, and benefit from a strong profitable power equipment business. Amec Foster Wheeler plc believes that each of these benefits will be underpinned by the combination of Amec Foster Wheeler plc’s and Transferring Company’s customer-oriented, collaborative and skilled workforces and by continued adherence to Amec Foster Wheeler plc’s existing low-risk, cash generative business model. Amec Foster Wheeler plc also believes that the enlarged Amec Foster Wheeler group will benefit from annualised cost synergies of at least USD 75 million per year, and there may be additional tax synergies depending on the ultimate operational and financial structure of the enlarged Amec Foster Wheeler group.

Die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft bleibt von der Fusion unberührt.

The composition of the management board of the Receiving Company will not change in connection with the merger.

2.2.4                     Auswirkungen auf Arbeitnehmer | Consequences on Employees

Es sind im Zusammenhang mit der Fusion keine Entlassungen von Arbeitnehmern oder Verlegungen von Arbeitsplätzen oder sonstige die Arbeitnehmer der Parteien betreffende Massnahmen geplant. Das Arbeitsverhältnis zwischen der Übertragenden Gesellschaft und ihrer einzigen Arbeitnehmerin geht im Rahmen der Fusion auf die Übernehmende Gesellschaft über. Für den Übergang des Arbeitsverhältnisses auf die Übernehmende Gesellschaft findet Art. 333 des Schweizerischen Obligationenrechts Anwendung. Die Arbeitnehmerin kann den Übergang ablehnen. Die Übernehmende Gesellschaft und Amec International haben keine Arbeitnehmer.

No dismissals of employees, no relocations and no other measures affecting employees of the Parties are being planned in connection with the merger. The employment relationship between the Transferring Company and its sole employee will transfer to the Receiving Company in connection with the merger. Article 333 of the Swiss Code of Obligations will apply to the transfer of the employment relationship to the Receiving Company. The employee may object to the transfer. The Receiving Company and Amec International have no employees.

2.2.5                     Auswirkungen auf Gläubiger | Consequences for Creditors

Die Übernehmende Gesellschaft ist verpflichtet, die Forderungen der Gläubiger der an der Fusion beteiligten Gesellschaften sicherzustellen, wenn diese es innerhalb von drei Monaten nach der Rechtswirksamkeit der Fusion verlangen. Die Gläubiger müssen auf dieses Recht dreimal im Schweizerischen Handelsamtsblatt hingewiesen werden. Die Pflicht zur Sicherstellung entfällt, wenn die Übernehmende Gesellschaft nachweist, dass die Erfüllung der entsprechenden Forderungen durch die Fusion nicht gefährdet wird. Anstatt eine Sicherheit zu leisten, kann die Übernehmende Gesellschaft die entsprechenden Forderungen auch erfüllen, sofern die anderen Gläubiger nicht geschädigt werden.

The Receiving Company is obliged to secure the claims of creditors of the entities involved in the Merger, if creditors so request within three months of the merger becoming effective. The creditors have to be notified of such right three times in the Swiss Official Gazette of Commerce. There is no obligation to provide security if the Receiving Company proves that the satisfaction of the relevant claims is not compromised by the merger. Instead of providing security, the Receiving Company may also satisfy the relevant claims, provided this is not to the detriment of the other creditors.

Ausser dem neuen Schuldner für Gläubiger der Übertragenden Gesellschaft hat die Fusion keine wesentlichen Auswirkungen auf die Gläubiger der beteiligten Gesellschaften, da die Übernehmende Gesellschaft vor der Fusion über keine nennenswerten Aktiven (ausser ihrem Stammkapital) oder Verbindlichkeiten verfügen wird und gemäss Fusionsvertrag im Rahmen der Fusion auch nicht zur Bezahlung der Abfindung verpflichtet ist, und da im Rahmen der Fusion sämtliche Aktiven (mit Ausnahme der eigenen Aktien) und Verbindlichkeiten der Übertragenden Gesellschaft auf die Übernehmende Gesellschaft übergehen.

Other than the different debtor for the creditors of the Transferring Company, the merger has no material consequences for the creditors of the involved companies, since the Receiving Company will have no relevant assets (other than the quota capital) or liabilities prior to the merger and, according to the Merger Agreement, is not obliged to pay the Compensation in connection with the merger, and since, in connection with the merger, all assets (other than its treasury shares) and liabilities of the Transferring Company will transfer to the Receiving Company.

3.                                      Abfindung | Compensation

Die Parteien haben im Fusionsvertrag vereinbart, dass jeder Aktionär der Übertragenden Gesellschaft (mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien) anstatt Anteilen an der Übernehmenden Gesellschaft eine Abfindung im Sinne von Art. 8 Abs. 2 FusG ausgerichtet wird. Die vereinbarte Abfindung ist in Abschnitt 1.1.2 beschrieben.

The Parties have agreed in the Merger Agreement that each shareholder of the Transferring Company (except for Amec International and the Transferring Company for treasury shares held by it) shall receive compensation pursuant to article 8 para. 2 Merger Act (the Compensation) in lieu of quotas of the Receiving Company. The agreed upon Compensation is described in Section 1.1.2.

Wie in Abschnitt 2.1.1 erwähnt hatte Amec International in der Dokumentation zum Angebot angekündigt, dass die Vollübernahme der Übertragenden Gesellschaft das Ziel der Transaktion sei, und dass Amec International eine Abfindungsfusion gemäss FusG initiieren würde, falls sie durch das Angebot (und allfällige zusätzliche Massnahmen) 90% oder mehr der Stimmrechte erwerben oder unter Kontrolle bringen kann.

As discussed in Section 2.1.1, Amec International announced in the Offer documentation that the objective of the transaction was to acquire the entire issued share capital of the Transferring Company, and that it would initiate a squeeze-out merger pursuant to the Merger Act if it were to be able to acquire or obtain control over 90% or more of the voting rights of the Transferring Company as a consequence of the Offer (and possible additional measures).

Die Abfindungsfusion ermöglicht die Verwirklichung der mit der Transaktion verfolgten, in Abschnitt 2.1.1 beschriebenen Ziele. Eine Vollintegration der Geschäftsaktivitäten der Gruppe der Übertragenden Gesellschaft in die Geschäftsaktivitäten der Gruppe der Übernehmenden Gesellschaft erfolgt voraussichtlich effizienter, wenn die Übertragende Gesellschaft in die Übernehmende Gesellschaft fusioniert worden ist und den wenigen verbliebenen Aktionären der Übertragenden Gesellschaft eine Abfindung bezahlt wird, die sie für den Verlust ihrer Aktionärsrechte in der Übertragenden Gesellschaft entschädigt. Solange beim Entscheid über Belange der Übertragenden Gesellschaft die Interessen der verbliebenen Minderheitsaktionäre der Übertragenden Gesellschaft mitberücksichtigt werden müssen, sind eine Vollintegration und die Hebung sämtlicher Synergie-Effekte schwieriger zu erzielen.

The squeeze-out merger enables the objectives of the transaction described in Section 2.1.1 to be achieved. The full integration of the Transferring Company’s group’s operations into the Receiving Company’s group’s operations is expected to occur more efficiently once the Transferring Company has been merged into the Receiving Company, with the Compensation payable to the few remaining shareholders of the Transferring Company making them whole for the loss of their shareholder rights in the Transferring Company. As long as the interests of the remaining minority shareholders in the Transferring Company need to be considered in connection with decisions made for or by the Transferring Company, the full integration of the Transferring Company’s operations and the full realization of all envisaged synergies will be more difficult to achieve.

Die Abfindung entspricht in Art und Höhe dem im Rahmen des Angebots durch Amec International offerierten Angebotspreis, mit den einzigen Unterschieden, dass (i) Aktionäre der Übertragenden Gesellschaft die ihnen im Rahmen des Angebots eingeräumten Wahlrechte (“Mix and Match”-Wahlrecht; Wahlrecht zwischen Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS) im Rahmen der Fusion nicht haben, und (ii) im Rahmen der Fusion der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht wird (vgl. Abschnitte 1.1.2 und 2.1.2). Diese Abfindung ist angemessen. Sie wurde mittels der in Abschnitt 5 beschriebenen aktuellen Bewertungen auf ihre Angemessenheit hin geprüft und in der Folge durch die Geschäftsführung der Übernehmenden Gesellschaft, den Verwaltungsrat der Übertragenden Gesellschaft und das Management Board von Amec International so festgelegt und im Fusionsvertrag vereinbart.

The Compensation corresponds in nature and amount to the offer price offered by Amec International in the Offer, with the only differences being that (i) in the merger shareholders of the Transferring Company will not have the election rights (“mix and match” right; right to choose between Amec Foster Wheeler Shares and Amec Foster Wheeler ADS) they had in the Offer and (ii) in the merger the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Sections 1.1.2 und 2.1.2). Such Compensation is adequate. Its adequacy has been verified by means of the current valuations described in Section 5 and it has subsequently been determined and agreed in the Merger Agreement by the management board of the Receiving Company, the board of directors of the Transferring Company and the management board of Amec International.

Ernst & Young AG, Zürich, bestätigt in ihrem Prüfungsbericht, der ebenfalls zur Einsicht aufliegt, dass die Abfindung vertretbar ist und die angewandten Bewertungsmethoden angemessen sind. Auch IFBC AG kommt in ihrem unabhängigen Fairness Opinion Letter zum Schluss, dass die Abfindung für die Aktionäre der Übertragenden Gesellschaft aus finanzieller Sicht fair ist (vgl. Abschnitt 5).

In its audit expert report, which is also available for inspection, Ernst & Young AG, Zurich, confirms that the Compensation is justifiable and that the applied valuation methods are appropriate. Also, in its independent Fairness Opinion Letter, IFBC AG has confirmed that the Compensation for the shareholders of the Transferring Company is fair from a financial point of view (see Section 5).

4.                                      Bewertungen | Valuations

Die Geschäftsführung der Übernehmenden Gesellschaft, der Verwaltungsrat der Übertragenden Gesellschaft und das Management Board von Amec International haben die Abfindung auf der Grundlage der folgenden Bewertungsmethodik festgelegt und im Fusionsvertrag vereinbart:

The management board of the Receiving Company, the board of directors of the Transferring Company and the management board of Amec International have determined and agreed on the Compensation in the Merger Agreement based on the following valuation methodology:

Da sich die Abfindung für die Namenaktien der Übertragenden Gesellschaft aus Stammaktien (ordinary shares) oder ADS von Amec Foster Wheeler plc zuzüglich einer Barabfindung zusammensetzt, mussten für die Bestimmung der Abfindung die Aktien sowohl der Übertragenden Gesellschaft wie auch von Amec Foster Wheeler plc bewertet werden. Dazu wurden beide Gesellschaften primär anhand der Discounted Cash Flow (DCF) Methode auf einer stand-alone-Basis bewertet, was der aktuellen Best Practice entspricht. Der DCF-Ansatz basiert auf dem finanztheoretischen Grundsatz, wonach sich der Wert eines Unternehmens aus den diskontierten, zukünftig erwarteten, frei verfügbaren Mittelüberschüssen (sogenannte Free Cash Flows) ergibt. Beim DCF-Ansatz wird der Zeitwert des Geldes und das Risikoprofil der künftigen Free Cash Flows über die Barwertbildung entsprechend berücksichtigt.

As the Compensation for the registered shares of the Transferring Company consists of ordinary shares or ADSs of Amec Foster Wheeler plc plus the Cash Consideration, both the Transferring Company’s shares as well as Amec Foster Wheeler plc’s shares had to be valued. The primary valuation approach for both companies was the discounted cash flow method (DCF) on a stand-alone-basis. This procedure corresponds to current best practice. A discounted cash flow analysis is a method of calculating a company’s implied equity value using estimates of the future unlevered free cash flow generated by the company and taking into consideration the time value of money with respect to those future cash flows by calculating present value.

Ausgehend von den aktuellen Business Plänen für den Zeitraum 2015 - 2023 und einem adäquaten Diskontierungssatz (risikogerechter Kapitalkostensatz, WACC) für die jeweilige Gesellschaft wurde der operative Unternehmenswert für die Übertragende Gesellschaft und für Amec Foster Wheeler plc auf einer stand-alone Basis ermittelt. Wie gemäss FusG vorgesehen, wurden anschliessend die erwarteten Kostensynergien ermittelt und deren Wert gleichmässig auf die Übertragende Gesellschaft und Amec Foster Wheeler plc zugewiesen. Der operative Unternehmenswert entspricht der Summe der diskontierten (1) Free Cash Flows, welche die Übertragende Gesellschaft und Amec Foster Wheeler plc im Zeitraum 4. Quartal 2014 bis 2023 erwirtschaften sollten und (2) dem Terminal Value der Übertragenden Gesellschaft respektive von Amec Foster Wheeler plc per 31. Dezember 2023. Für die Bestimmung des Terminal Value wurde eine nachhaltige EBITDA-Marge angenommen und eine Wachstumsrate entsprechend der langfristigen Inflationsschätzung des International Monetary Funds unterstellt. Um den Eigenkapitalwert der beiden Gesellschaften ermitteln zu können, wurde der jeweilige operative Unternehmenswert um den Wert der nicht-operativen Vermögenswerte (inkl. Überschussliquidität) erhöht und dann um das verzinsliche Fremdkapital und die „debt like items” reduziert. Der so errechnete Eigenkapitalwert wurde anschliessend durch die Anzahl ausstehender Aktien dividiert, um so zum Wert pro Aktie per 8. Dezember 2014 für die beiden Gesellschaften zu gelangen.

Using the current financial forecasts for the period 2015 - 2023 and an appropriate discount rate (risk adjusted weighted average of cost of capital, WACC) for each company, the operating enterprise value for each of the Transferring Company and for Amec Foster Wheeler plc on a stand-alone basis was calculated. As required pursuant to the Merger Act, the potential synergies, which consist of future cost savings due to the merger, were calculated and attributed evenly to the Transferring Company and to Amec Foster Wheeler plc. The operating enterprise value corresponds with the sum of the discounted (1) unlevered free cash flows that Transferring Company and Amec Foster Wheeler plc were forecasted to generate in the fourth quarter of 2014 and the calendar years 2015 through 2023 and (2) terminal value of the Transferring Company and Amec Foster Wheeler plc as of December 31, 2023. The terminal value calculations are based on a sustainable EBITDA margin assumption and a revenue growth rate corresponding with the long-term inflation expectations according to the International Monetary Fund. In order to determine the implied equity value of each company, its operating enterprise value was increased by the value of its non-operating assets (including excess cash) and then reduced by the interest bearing liabilities and the debt like items. Each company’s implied equity value was then divided by the number of its fully diluted shares outstanding, resulting in an implied value per share as of December 8, 2014 for each company.

Die Resultate der DCF-Bewertungen wurden anhand von Multiple-Analysen plausibilisiert. Dazu wurden die EBITDA-Multiples sowohl von vergleichbaren, börsenkotierten Unternehmen als auch von vergleichbaren Transaktionen ermittelt und darauf basierend ein Unternehmenswert für die Übertragende Gesellschaft und für Amec Foster Wheeler plc errechnet.

The results of the DCF valuation were challenged by applying multiple-analyses, where the EBITDA-multiples of comparable companies trading on the stock market as well as the EBITDA-multiples applied within similar transactions were identified and then used to calculate the value of the Transferring Company and of Amec Foster Wheeler plc.

Bei den Bewertungen zur Festsetzung der Abfindung galt es zwei Besonderheiten zu berücksichtigen. Erstens sind bei Bewertungen im Rahmen des FusG die erwarteten Synergie-Effekte zu berücksichtigen. Diese wurden wie erwähnt ermittelt, bewertet und schliesslich gleichmässig auf die beiden Gesellschaften verteilt. Zweitens galt es bei der Bewertung von Amec Foster Wheeler plc dem Umstand Rechnung zu tragen, dass sie bereits im indirekten Besitz von circa 95.275% der ausstehenden Namenaktien der Übertragenden Gesellschaft ist. Weitere Besonderheiten waren bei der Bewertung zur Festsetzung der Abfindung nicht zu berücksichtigen.

In connection with the valuations produced to determine the Compensation, two special factors had to be considered. First of all, a valuation under the Merger Act has to take into account estimated synergy effects. These effects were, as mentioned above, identified, valued and finally attributed evenly to the two companies. Secondly, in connection with the valuation of Amec Foster Wheeler plc it had be considered that it indirectly already owns circa 95.275% of the outstanding registered shares of the Transferring Company. No other special factors had to be considered to determine the Compensation.

Vor dem Hintergrund der angestellten Bewertungsüberlegungen kommen die Parteien zum Schluss, dass die Abfindung für die Aktionäre der Übertragenden Gesellschaft angemessen ist.

Taking into account the valuation considerations the parties came to the conclusion that the compensation to be received by the shareholders of the Transferring Company is adequate.

5.                                      Fairness Opinion | Fairness Opinion

Die Parteien haben eine unabhängige Fairness Opinion von IFBC, einer unter Anderem auf Unternehmensbewertung spezialisierten Beratergesellschaft, eingeholt. IFBC hat den Verwaltungsräten bzw. Geschäftsführungen der beteiligten Gesellschaften im Rahmen ihrer Konferenzen vom 8. Dezember 2014 eine mündliche Stellungnahme zu den angestellten Bewertungsüberlegungen abgegeben und danach mittels ihrer schriftlichen Stellungnahme vom 8. Dezember 2014 (Fairness Opinion Letter) bestätigt, dass zu diesem Zeitpunkt und basierend auf und gemäss den in der schriftlichen Stellungnahme festgelegten Faktoren und Annahmen die von den Parteien vorgenommen Bewertungsüberlegungen nachvollziehbar sind und die festgelegte Abfindung für die Aktionäre der Übertragenden Gesellschaft aus finanzieller Sicht fair ist.

The Parties have commissioned an independent fairness opinion from IFBC, a consulting firm specializing in, among other things, enterprise valuations. IFBC orally informed the boards of directors respectively management boards of the involved companies at their conferences on December 8, 2014, about IFBC’s valuation considerations. In its written opinion (the Fairness Opinion Letter) dated December 8, 2014, IFBC confirmed that, as of the date hereof, the Compensation to be received by the shareholders of the Transferring Company is fair, from a financial point of view.

Der Fairness Opinion Letter ist dem Proxy Statement als Appendix beigefügt und liegt zur Einsicht auf (vgl. Abschnitt 11). Zusätzliche Angaben zu den von IFBC getroffenen Annahmen, den angewandten Bewertungsmethoden sowie den Einschränkungen bei der im Rahmen der Stellungnahme gemachten Überprüfung der Abfindung finden sich im Proxy Statement im Abschnitt mit dem Titel “The Merger Agreement and the Merger—Opinion of IFBC”.

The Fairness Opinion Letter is attached as an Appendix to the Proxy Statement and is available for inspection (see Section 11). Additional information on the valuation assumptions, the applied valuation methodology and the limitations in connection with IFBC’s opinion on the Compensation to be received by the shareholders of the Transferring Company is included in the Proxy Statement in the section entitled “The Merger Agreement and the Merger—Opinion of IFBC”.

6.                                      Keine Kapitalerhöhung der Übernehmenden Gesellschaft | No Capital Increase of Receiving Company

Die Übernehmende Gesellschaft muss im Rahmen der Fusion keine Kapitalerhöhung durchführen, da Amec International zur Ausrichtung der Abfindung verpflichtet ist und Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind.

No increase of the quota capital of the Receiving Company is required in connection with the merger, since Amec International is obliged to pay and effect the Compensation and since quotas of the Receiving Company are not part of such Compensation.

7.                                      Zustimmung Gesellschafterin und Generalversammlung | Approval of Quotaholder and of Shareholders’ Meeting

Wie in den Abschnitten 1.2.4 und 1.2.5 erwähnt ist die Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft und der Generalversammlung der Übertragenden Gesellschaft zum Fusionsvertrag eine Bedingung des Fusionsvertrages. Unter Vorbehalt von Art. 17 Abs. 2 FusG verpflichtete sich die Geschäftsführung der Übernehmenden Gesellschaft, den Fusionsvertrag der Gesellschafterin und verpflichtete sich der Verwaltungsrat der Übertragenden Gesellschaft, den Fusionsvertrag der Generalversammlung vorzulegen, jeweils mit Antrag auf Genehmigung. Ausserdem ist die Zustimmung der Gesellschafterin von Amec International zum Fusionsvertrag eine Bedingung des Fusionsvertrages (vgl. Abschnitt 1.2.6).

As discussed in Sections 1.2.4 and 1.2.5, the approval of the Merger Agreement by the quotaholder of the Receiving Company and by the shareholders’ meeting of the Transferring Company is a condition to the Merger Agreement. Subject to article 17 para. 2 Merger Act, the management board of the Receiving Company has agreed to submit the Merger Agreement to the quotaholder and the board of directors of the Transferring Company has agreed to submit the Merger Agreement to the shareholders’ meeting, in each case with a motion to approve. Moreover, as set out in Section 1.2.6, the approval of the Merger Agreement by the shareholder of Amec International is a condition to the Merger Agreement.

Die folgenden Mehrheiten sind zur Genehmigung des Fusionsvertrages erforderlich:

•                  Übernehmende Gesellschaft: mindestens drei Viertel aller Gesellschafter, die zudem mindestens drei Viertel des Stammkapitals vertreten;

•                  Übertragende Gesellschaft: mindestens 90% der ausstehenden Stimmrechte.

The following majorities are required for the approval of the Merger Agreement:

•                  Receiving Company: at least three quarters of all quotaholders, representing at least three quarters of the quota capital;

•                  Transferring Company: at least 90% of the outstanding voting rights.

Amec International hält alle ausgegebenen Stammanteile und damit 100% des Stammkapitals der Übernehmenden Gesellschaft, sowie 95’395’711 Namenaktien und damit circa 95.275% des ausstehenden, sich im Publikum befindenden Aktienkapitals der Übertragenden Gesellschaft und hat als initiierende Partei der Abfindungsfusion ihre Absicht geäussert, dem Fusionsvertrag sowohl als Gesellschafterin der Übernehmenden Gesellschaft wie auch als Aktionärin der Übertragenden Gesellschaft zuzustimmen. Sodann beabsichtigt auch Amec Foster Wheeler plc, als Gesellschafterin von Amec International, der Fusion zuzustimmen.

Amec International holds all of the quotas issued by the Receiving Company and thus 100% of the quota capital of the Receiving Company, as well as 95,395,711 registered shares of the Transferring Company and thus circa 95.275% of the outstanding share capital of the Transferring Company held by the public, and has, as the Party initiating the squeeze-out merger, expressed its intention to vote in favor of the approval of the Merger Agreement both as quotaholder of the Receiving Company and shareholder of the Transferring Company. Amec Foster Wheeler plc, as shareholder of Amec International, also intends to vote in favour of the merger.

8.                                      Nachschusspflicht und Andere Pflichten | Obligation to make Supplementary Financial Contributions and Other Obligations

Da Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind und die Aktionäre der Übertragenden Gesellschaft als Folge der Fusion nicht Gesellschafter der Übernehmenden Gesellschaft werden, ergeben sich aus der Fusion für die Aktionäre der Übertragenden Gesellschaft keine Nachschusspflicht oder andere persönliche Leistungspflichten und keine persönliche Haftung in Bezug auf die Übernehmende Gesellschaft.

Since quotas of the Receiving Company are not part of the Compensation and the shareholders of the Transferring Company will not become quotaholders of the Receiving Company as a consequence of the merger, the merger will not result in an obligation for a supplementary financial contribution, in other personal obligations or in personal liability for the shareholders of the Transferring Company in relation to the Receiving Company.

Auch für die Gesellschafterin der Übernehmenden Gesellschaft ändert sich bezüglich ihrer Pflichten als Folge der Fusion nichts, da die Statuten der Übernehmenden Gesellschaft im Rahmen der Fusion nicht geändert werden (vgl. Abschnitt 1.5).

Also, there are no changes to the obligations of the quotaholder of the Receiving Company, since the articles of association of the Receiving Company will not be amended in connection with the merger (see Section 1.5).

Pflichten, die sich im Zusammenhang mit der Aktienabfindung aus der Stellung als Aktionär der Amec Foster Wheeler plc ergeben, sind in Abschnitt 1.1.4 beschrieben.

Obligations that arise in connection with the Share Consideration and are associated with the position of being a shareholder of Amec Foster Wheeler plc are described in Section 1.1.4.

9.                                      Neue Pflichten der Gesellschafter | New Obligations of the Quotaholders and Shareholders

Da Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind und die Aktionäre der Übertragenden Gesellschaft als Folge der Fusion nicht Gesellschafter der Übernehmenden Gesellschaft werden, gibt es keine Pflichten, die den Aktionären der Übertragenden Gesellschaft in Bezug auf die Übernehmende Gesellschaft auferlegt werden können.

Since quotas of the Receiving Company are not part of the Compensation and the shareholders of the Transferring Company will not become quotaholders of the Receiving Company as a consequence of the merger, there are no obligations that may be imposed upon the shareholders of the Transferring Company in relation to the Receiving Company.

Pflichten, die sich im Zusammenhang mit der Aktienabfindung aus der Stellung als Aktionär der Amec Foster Wheeler plc ergeben, sind in Abschnitt 1.1.4 beschrieben. Es gibt keine zusätzlichen Pflichten, die Aktionären der Amec Foster Wheeler plc aufgrund des heute anwendbaren Englischen Rechts in der Zukunft auferlegt werden könnten.

Obligations that arise in connection with the Share Consideration and are associated with the position of being a shareholder of Amec Foster Wheeler plc are described in Section 1.1.4. No additional obligations could be imposed on the shareholders of Amec Foster Wheeler plc in the future based on current applicable English law.

10.                              Keine behördlichen Bewilligungen | No Governmental Approvals

Die Fusion bedarf keiner behördlichen Bewilligung.

The merger is not subject to any governmental approval.

11.                               Einsicht in Dokumente | Inspection of Documents

Die folgenden Dokumente werden zur Einsicht durch die Aktionäre und Gesellschafter der Parteien aufgelegt:

•                  der Fusionsvertrag vom 8. Dezember 2014.

•                  dieser Fusionsbericht.

•                  der Prüfungsbericht von Ernst & Young AG, Zürich, vom 8. Dezember 2014.

•                  Die geprüften statutarischen und konsolidierten Jahresrechnungen und die Jahresberichte der Übertragenden Gesellschaft und von Amec Foster Wheeler plc der letzten drei Geschäftsjahre sowie die Zwischenabschlüsse per 30. September 2014. Für Amec International liegt ein Zwischenabschluss per 30. September 2014 auf, da Amec International erst am 8. April 2014 gegründet wurde. Für die Übernehmende Gesellschaft liegt eine Eröffnungsbilanz per 14. November 2014 auf, da die Übernehmende Gesellschaft erst am 14. November 2014 gegründet wurde.

•                  der Fairness Opinion Letter.

•                  das Proxy Statement.

•                  die Statuten von Amec Foster Wheeler plc.

The following documents will be made available for inspection by the shareholders and quotaholders of the Parties:

•                  the Merger Agreement of December 8, 2014.

•                  this Merger Report.

•                  the audit expert report of Ernst & Young AG, Zurich, of December 8, 2014.

•                  the audited statutory standalone and consolidated annual accounts and the annual reports of the Transferring Company and of Amec Foster Wheeler plc for the past three years, as well as the interim accounts as of September 30, 2014. For Amec International, interim accounts as of September 30, 2014 are available, since Amec International was only incorporated on April 8, 2014. For the Receiving Company, an opening balance sheet as of November 14, 2014 is available, since the Receiving Company was only incorporated on November 14, 2014.

•                  the Fairness Opinion Letter.

•                  the Proxy Statement.

•                  the articles of association of Amec Foster Wheeler plc.

Diese Dokumente liegen während der Einsichtsfrist von mindestens 30 Tagen, endend am Sonntag, 18. Januar 2015, für alle Aktionäre und Gesellschafter der Parteien zur Einsicht an jedem der folgenden Standorte auf:

•                  Standort der Übernehmenden Gesellschaft und der Übertragenden Gesellschaft: Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Schweiz.

•                  Standort von Amec International: Meander 251, 6825 MC Arnheim, Niederlande.

•                  Standort von Amec Foster Wheeler plc: Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, GB

These documents will be available for inspection by all shareholders and all quotaholders of the Parties during the inspection period of at least 30 days ending on Sunday, January 18, 2015, at each of the following locations:

•                  location of the Receiving Company and the Transferring Company: Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland.

•                  location of Amec International: Meander 251, 6825 MC Arnheim, the Netherlands.

•                  location of Amec Foster Wheeler plc: Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, UK

12.                               Sprache | Language

Im Falle von Widersprüchen oder Abweichungen zwischen der deutschen und der englischen Version dieses Berichts geht die deutsche Version vor.

In case of any inconsistency or discrepancy between the German and the English version of this report, the German version shall prevail.

Für die Geschäftsführung der Übernehmenden Gesellschaft:

On behalf of the managing board of the Receiving Company:

A-FW International Investments GmbH

/s/ KARIN JOHANNIS
Name:	Karin Johannis

Für den Verwaltungsrat der Übertragenden Gesellschaft:

On behalf of the board of directors of the Transferring Company:

Foster Wheeler AG

/s/ SAMIR BRIKHO
Name:	Samir Brikho

Für das Management Board von Amec International:

On behalf of the management board of Amec International

Amec International Investments B.V.

/s/ G.J. STAM
Name:	G.J. Stam

Für den Verwaltungsrat von Amec Foster Wheeler plc:

On behalf of the board of directors of Amec Foster Wheeler plc:

Amec Foster Wheeler plc

/s/ IAN McHOUL
Name:	Ian McHoul